EXHIBIT 99.3
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Nabors Industries Ltd.:
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), changes in equity and cash flows present fairly, in all material respects, the financial position of Nabors Industries Ltd. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for convertible debt instruments and participating securities included in the computation of earnings per share as of January 1, 2009. Additionally, as discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which its oil and gas reserves are estimated, and its unconsolidated oil and gas joint ventures changed the manner in which their oil and gas reserves are estimated as well as the manner in which prices are determined to calculate the ceiling limit on capitalized oil and gas costs as of December 31, 2009.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Houston, Texas
February 26, 2010, except for Note 20, as to which the date is December 13, 2010

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands, except per share amounts)	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$927,815	$442,087
Short-term investments	163,036	142,158
Accounts receivable, net	724,040	1,160,768
Inventory	100,819	150,118
Deferred income taxes	125,163	28,083
Other current assets	135,791	243,379

Total current assets	2,176,664	2,166,593
Long-term investments and other receivables	100,882	239,952
Property, plant and equipment, net	7,646,050	7,331,959
Goodwill	164,265	175,749
Investment in unconsolidated affiliates	306,608	411,727
Other long-term assets	250,221	191,919

Total assets	$10,644,690	$10,517,899

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$163	$225,030
Trade accounts payable	226,423	424,908
Accrued liabilities	346,337	367,393
Income taxes payable	35,699	111,528

Total current liabilities	608,622	1,128,859
Long-term debt	3,940,605	3,600,533
Other long-term liabilities	240,057	247,560
Deferred income taxes	673,427	622,523

Total liabilities	5,462,711	5,599,475

Commitments and contingencies (Note 16)

Equity:
Shareholders’ equity:
Common shares, par value $.001 per share:
Authorized common shares 800,000; issued 313,915 and 312,343, respectively	314	312
Capital in excess of par value	2,239,323	2,129,415
Accumulated other comprehensive income	292,706	53,520
Retained earnings	3,613,186	3,698,732
Less: treasury shares, at cost, 29,414 common shares	(977,873)	(977,873)

Total shareholders’ equity	5,167,656	4,904,106
Noncontrolling interest	14,323	14,318

Total equity	5,181,979	4,918,424

Total liabilities and equity	$10,644,690	$10,517,899

The accompanying notes are an integral part of these consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Year Ended December 31,
(In thousands, except per share amounts)	2009	2008	2007
Revenues and other income:
Operating revenues	$3,683,419	$5,507,542	$4,938,748
Earnings (losses) from unconsolidated affiliates	(155,433)	(192,548)	20,980
Investment income (loss)	25,599	21,412	(16,290)

Total revenues and other income	3,553,585	5,336,406	4,943,438

Costs and other deductions:
Direct costs	2,001,404	3,100,613	2,763,462
General and administrative expenses	428,161	479,194	436,274
Depreciation and amortization	667,100	614,367	469,669
Depletion	9,417	22,308	30,904
Interest expense	266,039	196,718	154,919
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	12, 559	15,829	11,777
Impairments and other charges	330,976	176,123	41,017

Total costs and other deductions	3,715,656	4,605,152	3,908,022

Income (loss) from continuing operations before income taxes	(162,071)	731,254	1,035,416

Income tax expense (benefit):
Current	69,532	188,832	227,951
Deferred	(203,335)	20,828	(26,055)

Total income tax expense (benefit)	(133,803)	209,660	201,896

Income (loss) from continuing operations, net of tax	(28,268)	521,594	833,520
Income from discontinued operations, net of tax	(57,620)	(41,930)	31,762

Net income (loss)	(85,888)	479,664	865,282
Less: Net (income) loss attributable to noncontrolling interest	342	(3,927)	420

Net income (loss) attributable to Nabors	$(85,546)	$475,737	$865,702

Earnings (losses) per Nabors share:
Basic from continuing operations	$(.10)	$1.84	$2.97
Basic from discontinued operations	(.20)	(.15)	.11

Total Basic	$(.30)	$1.69	$3.08

Diluted from continuing operations	$(.10)	$1.80	$2.89
Diluted from discontinued operations	(.20)	(.15)	.11

Total Diluted	$(.30)	$1.65	$3.00

Weighted-average number of common shares outstanding:
Basic	283,326	281,622	281,238
Diluted	283,326	288,236	288,226

The details of credit-related impairments to investments is presented below:

(In thousands)
Other-than-temporary impairment on debt security	$40,300
Less: other-than-temporary impairment recognized in accumulated other comprehensive income (loss)	(4,651)

Credit-related impairment on investment (1)	$35,649

(1)	Included in Impairments and other charges (Note 3)
The accompanying notes are an integral part of these consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2009	2008	2007
Cash flows from operating activities:
Net income (loss) attributable to Nabors	$(85,546)	$475,737	$865,702
Adjustments to net income (loss):
Depreciation and amortization	668,415	614,367	474,016
Depletion	11,078	25,442	31,165
Deferred income tax expense (benefit)	(218,760)	17,315	(62,893)
Deferred financing costs amortization	6,133	7,661	8,352
Pension liability amortization and adjustments	844	160	277
Discount amortization on long-term debt	86,802	123,739	127,887
Amortization of loss on hedges	580	548	551
Impairments and other charges	339,129	176,123	41,017
Losses on long-lived assets, net	12,339	9,644	4,318
Losses (gains) on investments, net	(9,954)	18,736	61,395
Gains on debt retirement, net	(11,197)	(12,248)	—
Gain on disposition of Sea Mar business	—	—	(49,500)
Losses on derivative instruments	338	4,783	1,347
Share-based compensation	106,725	45,401	30,176
Foreign currency transaction losses (gains), net	8,372	(2,718)	(3,223)
Equity in (earnings) losses of unconsolidated affiliates, net of dividends	229,813	236,763	(5,136)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	450,530	(157,697)	93,490
Inventory	52,995	(26,774)	(28,668)
Other current assets	205,108	(81,764)	(47,959)
Other long-term assets	(22,233)	(85,231)	(117,237)
Trade accounts payable and accrued liabilities	(146,470)	38,129	4,501
Income taxes payable	(62,535)	24,043	(80,692)
Other long-term liabilities	(5,534)	10,665	46,023

Net cash provided by operating activities	1,616,972	1,462,824	1,394,909

Cash flows from investing activities:
Purchases of investments	(32,674)	(269,983)	(378,318)
Sales and maturities of investments	57,033	521,613	860,385
Cash paid for acquisition of businesses, net	—	(287)	(8,391)
Investment in unconsolidated affiliates	(125,076)	(271,309)	(278,100)
Capital expenditures	(1,093,435)	(1,506,979)	(2,039,180)
Proceeds from sales of assets and insurance claims	31,375	69,842	162,055
Proceeds from sale of Sea Mar business	—	—	194,332

Net cash used for investing activities	(1,162,777)	(1,457,103)	(1,487,217)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	(18,157)	23,858	(38,416)
Proceeds from long-term debt	1,124,978	962,901	—
Debt issuance costs	(8,832)	(7,324)	—
Proceeds from issuance of common shares	11,249	56,630	61,620
Reduction in long-term debt	(1,081,801)	(836,511)	—
Repurchase of equity component of convertible debt	(6,586)	—	—
Repurchase of common shares	—	(281,101)	(102,451)
Purchase of restricted stock	(1,515)	(13,061)	(1,811)
Tax benefit related to share-based awards	37	5,369	2,159

Net cash provided by (used for) financing activities	19,373	(89,239)	(78,899)
Effect of exchange rate changes on cash and cash equivalents	12,160	(5,701)	1,964

Net increase in cash and cash equivalents	485,728	(89,219)	(169,243)
Cash and cash equivalents, beginning of period	442,087	531,306	700,549

Cash and cash equivalents, end of period	$927,815	$442,087	$531,306

The accompanying notes are an integral part of these consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common
	Shares			Accumulated Other Comprehensive Income (Loss)
				Unrealized
				Gains
			Capital in	(Losses) on	Cumulative
		Par	Excess of Par	Marketable	Translation		Retained	Treasury	Noncontrolling	Total
(In thousands)	Shares	Value	Value	Securities	Adjustment	Other	Earnings	Shares	Interest	Equity
Balances, December 31, 2006	299,333	$299	$2,060,747	$33,400	$171,160	$(3,299)	$2,402,277	$(775,484)	$14,971	$3,904,071

Comprehensive income (loss):
Net income (loss)							865,702		(420)	865,282
Translation adjustment					153,487				2,243	155,730
Unrealized gains/(losses) on marketable securities, net of income taxes of $704				14,164						14,164
Less: reclassification adjustment for (gains)/losses included in net income, net of income taxes of $2,664				(47,283)						(47,283)
Pension liability amortization, net of income taxes of $101						176				176
Pension liability adjustment, net of income taxes of $319						679				679
Amortization of loss on cash flow hedges						151				151

Total comprehensive income (loss)	—	—	—	(33,119)	153,487	1,006	865,702	—	1,823	988,899

Cumulative effect of adoption for uncertain tax positions							(44,984)			(44,984)
Investment in noncontrolling interest									33	33
Distributions from noncontrolling interest									(2,908)	(2,908)
Disposition of operations relating to Sea Mar business from noncontrolling interest									549	549
Issuance of common shares for stock options exercised, net of surrender of unexercised stock options	4,521	5	61,615							61,620
Nabors Exchangeco shares exchanged	51									—
Repurchase of 3,782 treasury shares								(102,451)		(102,451)
Tax benefit related to share-based awards			(17,147)							(17,147)
Restricted stock awards, net	1,553	1	(1,812)							(1,811)
Share-based compensation, net of tender offer for stock options			30,176							30,176

Subtotal	6,125	6	72,832	—	—	—	(44,984)	(102,451)	(2,326)	(76,923)

Balances, December 31, 2007	305,458	$305	$2,133,579	$281	$324,647	$(2,293)	$3,222,995	$(877,935)	$14,468	$4,816,047

The accompanying notes are an integral part of these consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common
	Shares			Accumulated Other Comprehensive Income (Loss)
				Unrealized
				Gains
			Capital in	(Losses) on	Cumulative
		Par	Excess of	Marketable	Translation		Retained	Treasury	Noncontrolling
(In thousands)	Shares	Value	Par Value	Securities	Adjustment	Other	Earnings	Shares	Interest	Total Equity
Balances, December 31, 2007	305,458	$305	$2,133,579	$281	$324,647	$(2,293)	$3,222,995	$(877,935)	$14,468	$4,816,047

Comprehensive income (loss):
Net income							475,737		3,927	479,664
Translation adjustment					(228,865)				(2,537)	(231,402)
Unrealized gains/(losses) on marketable securities, net of income tax benefit of $4,374				(37,190)						(37,190)
Less: reclassification adjustment for (gains)/ losses included in net income, net of income taxes of $129				(51)						(51)
Pension liability amortization, net of income taxes of $56						104				104
Pension liability adjustment, net of income tax benefit of $1,915						(3,009)				(3,009)
Unrealized gain/(loss) and amortization of (gains)/losses on cash flow hedges, net of income taxes of $163						(104)				(104)

Total comprehensive income (loss)	—	—	—	(37,241)	(228,865)	(3,009)	475,737	—	1,390	208,012

Issuance of common shares for stock options exercised	2,480	2	56,628							56,630
Distributions from noncontrolling interest									(1,540)	(1,540)
Nabors Exchangeco shares exchanged	16									—
Issuance of 5,246 treasury shares related to conversion of notes			(181,163)					181,163		—
Repurchase of 8,538 treasury shares								(281,101)		(281,101)
Repurchase of equity component of convertible debt			(35)							(35)
Tax benefit related to the redemption of convertible debt			81,789							81,789
Tax benefit related to share-based awards			6,282							6,282
Restricted stock awards, net	4,389	5	(13,066)							(13,061)
Share-based compensation			45,401							45,401

Subtotal	6,885	7	(4,164)	—	—	—	—	(99,938)	(1,540)	(105,635)

Balances, December 31, 2008	312,343	$312	$2,129,415	$(36,960)	$95,782	$(5,302)	$3,698,732	$(977,873)	$14,318	$4,918,424

The accompanying notes are an integral part of these consolidated financial statements.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common
	Shares			Accumulated Other Comprehensive Income (Loss)
				Unrealized
				Gains
			Capital in	(Losses) on	Cumulative
		Par	Excess of	Marketable	Translation		Retained	Treasury	Noncontrolling
(In thousands)	Shares	Value	Par Value	Securities	Adjustment	Other	Earnings	Shares	Interest	Total Equity
Balances, December 31, 2008	312,343	$312	$2,129,415	$(36,960)	$95,782	$(5,302)	$3,698,732	$(977,873)	$14,318	$4,918,424

Comprehensive income (loss):
Net income (loss)							(85,546)		(342)	(85,888)
Translation adjustment					150,290				2,024	152,314
Unrealized gains/(losses) on marketable securities, net of income tax benefit of $839				36,727						36,727
Unrealized gains/(losses) on adjusted basis for marketable debt security, net of income taxes of $1,199				1,956						1,956
Less: reclassification adjustment for (gains)/losses included in net income, net of income tax benefit of $4,921				49,386						49,386
Pension liability amortization, net of income taxes of $325						519				519
Pension liability adjustment, net of income taxes of $89						130				130
Amortization of (gains)/ losses on cash flow hedges, net of income tax benefit of $18						178				178

Total comprehensive income (loss)	—	—	—	88,069	150,290	827	(85,546)	—	1,682	155,322

Issuance of common shares for stock options exercised, net of surrender of unexercised stock options	1,476	2	11,247							11,249
Distributions from noncontrolling interest									(1,677)	(1,677)
Nabors Exchangeco shares exchanged	105									—
Repurchase of equity component of convertible debt			(6,586)							(6,586)
Tax benefit related to stock option exercises			37							37
Restricted stock awards, net	(9)		(1,515)							(1,515)
Share-based compensation			106,725							106,725

Subtotal	1,572	2	109,908	—	—	—	—	—	(1,677)	108,233

Balances, December 31, 2009	313,915	$314	$2,239,323	$51,109	$246,072	$(4,475)	$3,613,186	$(977,873)	$14,323	$5,181,979

The accompanying notes are an integral part of these consolidated financial statements.

Nabors Industries Ltd. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 Nature of Operations
     Nabors is the largest land drilling contractor in the world, with approximately 542 actively marketed land drilling rigs. We conduct oil, gas and geothermal land drilling operations in the U.S. Lower 48 states, Alaska, Canada, South America, Mexico, the Caribbean, the Middle East, the Far East, Russia and Africa. We are also one of the largest land well-servicing and workover contractors in the United States and Canada. We actively market approximately 558 rigs for land workover and well-servicing work in the United States, primarily in the southwestern and western United States, and approximately 172 rigs for land workover and well-servicing work in Canada. Nabors is a leading provider of offshore platform workover and drilling rigs, and actively markets 40 platform, 13 jack-up and 3 barge rigs in the United States and multiple international markets. These rigs provide well-servicing, workover and drilling services. We have a 51% ownership interest in a joint venture in Saudi Arabia, which owns and actively markets 9 rigs in addition to the rigs we lease to the joint venture. We also offer a wide range of ancillary well-site services, including engineering, transportation, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services in select domestic and international markets. We provide logistics services for onshore drilling in Canada using helicopters and fixed-wing aircraft. We manufacture and lease or sell top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment, pipeline handling equipment and rig reporting software. We also invest in oil and gas exploration, development and production activities in the U.S., Canada and international areas through both our wholly owned subsidiaries and our separate joint venture entities. We hold a 50% ownership interest in our Canadian entity and 49.7% ownership interests in our U.S. and International entities. Each joint venture pursues development and exploration projects with our existing customers and with other operators in a variety of forms, including operated and non-operated working interests, joint ventures, farm-outs and acquisitions.
     The majority of our business is conducted through our various Contract Drilling operating segments, which include our drilling, workover and well-servicing operations, on land and offshore. Our oil and gas exploration, development and production operations are included in our Oil and Gas operating segment. Our operating segments engaged in drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations are aggregated in our Other Operating Segments.
     During 2010, we began actively marketing our oil and gas assets in the Horn River basin in Canada and in the Llanos basin in Colombia. These assets also include our 49.7% and 50.0% ownership interests in our investments of Remora and SMVP, respectively, which we account for using the equity method of accounting. We determined that the plan of sale criteria in the ASC Topic relating to the Presentation of Financial Statements for Assets Sold or Held for Sale had been met during the third quarter of 2010. During the third quarter of 2007 we sold our Sea Mar business, previously included in Other Operating Segments, to an unrelated third party. Accordingly, the accompanying consolidated statements of income (loss), and certain accompanying notes to the consolidated financial statements, have been updated to retroactively reclassify the operating results of these assets, as discontinued operations for all periods presented. See Note 20 — Discontinued Operations for additional discussion.
     The accompanying consolidated financial statements and related footnotes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain reclassifications have been made to prior periods to conform to the current period presentation, with no effect on our consolidated financial position, results of operations or cash flows.
     As used in the Report, “we,” “us,” “our,” “the Company” and “Nabors” means Nabors Industries Ltd. and, where the context requires, includes our subsidiaries and “Nabors Delaware” means Nabors Industries, Inc., a Delaware corporation, and our subsidiaries.
Note 2 Summary of Significant Accounting Policies
Principles of Consolidation
     Our consolidated financial statements include the accounts of Nabors, as well as all majority owned and non-majority owned subsidiaries required to be consolidated under GAAP. Our consolidated financial statements exclude majority owned entities for which we do not have either (1) the ability to control the operating and financial decisions and policies of that entity or (2) a controlling financial interest in a variable interest entity. All significant intercompany accounts and transactions are eliminated in consolidation.
     Investments in operating entities where we have the ability to exert significant influence, but where we do not control operating and financial policies, are accounted for using the equity method. Our share of the net income (loss) of these entities is recorded as earnings (losses) from unconsolidated affiliates in our consolidated statements of income (loss), and our investment in these entities is included as a single amount in our consolidated balance sheets. Investments in unconsolidated affiliates accounted for using the equity method totaled $305.7 million and $410.8 million and investments in unconsolidated affiliates accounted for using the cost method totaled $.9 million as of each December 31, 2009 and 2008, respectively. Similarly, investments in certain offshore funds classified as non-marketable are accounted for using the equity method of accounting based on our ownership interest in each fund.
Cash and Cash Equivalents
     Cash and cash equivalents include demand deposits and various other short-term investments with original maturities of three months or less.
Investments
Short-term investments
     Short-term investments consist of equity securities, certificates of deposit, corporate debt securities, U.S.- government debt securities, foreign-government debt securities, mortgage-backed debt securities and asset-backed debt securities. Securities classified as available-for-sale or trading are stated at fair value. Unrealized holding gains and temporary losses for available-for-sale securities are excluded from earnings and, until realized, are reported net of taxes in a separate component of equity. Unrealized holding losses are included in earnings during the period for which the loss is determined to be other-than-temporary. Gains and losses from changes in the market value of securities classified as trading are reported in earnings currently.
     In computing realized gains and losses on the sale of equity securities, the specific-identification method is used. In accordance with this method, the cost of the equity securities sold is determined using the specific cost of the security when originally purchased.
Long-term investments and other receivables
     Our oil and gas financing receivables are classified as long-term investments. These receivables represent our financing agreements for certain production payment contracts in our Oil and Gas segment. We have also invested in overseas funds that invest primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed and mortgage-backed securities, global structured-asset securitizations, whole-loan mortgages, and participations in whole loans and whole-loan mortgages). These investments are classified as non-marketable, because they do not have published fair values. We account for these funds under the equity method of accounting based on our percentage ownership interest and recognize gains or losses, as investment income (loss), currently based on changes in the net asset value of our investment during the current period.
Inventory
     Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method and includes the cost of materials, labor and manufacturing overhead.
Property, Plant and Equipment
     Property, plant and equipment, including renewals and betterments, are stated at cost, while maintenance and repairs are expensed currently. Interest costs applicable to the construction of qualifying assets are capitalized as a component of the cost of such assets. We provide for the depreciation of our drilling and workover rigs using the units-of-production method. For each day a rig is operating, we depreciate it over an approximate 4,900-day period, with the exception of our jack-up rigs which are depreciated over an 8,030-day period, after provision for salvage value. For each day a rig asset is not operating, it is depreciated over an assumed depreciable life of 20 years, with the exception of our jack-up rigs, where a 30-year depreciable life is used, after provision for salvage value.

     Depreciation on our buildings, well-servicing rigs, oilfield hauling and mobile equipment, marine transportation and supply vessels, aircraft equipment, and other machinery and equipment is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings — 10 to 30 years; well-servicing rigs — 3 to 15 years; marine transportation and supply vessels — 10 to 25 years; aircraft equipment — 5 to 20 years; oilfield hauling and mobile equipment and other machinery and equipment — 3 to 10 years). Amortization of capitalized leases is included in depreciation and amortization expense. Upon retirement or other disposal of fixed assets, the cost and related accumulated depreciation are removed from the respective accounts and any gains or losses are included in our results of operations.
     We review our assets for impairment when events or changes in circumstances indicate that the carrying amounts of property, plant and equipment may not be recoverable. An impairment loss is recorded in the period in which it is determined that the sum of estimated future cash flows, on an undiscounted basis, is less than the carrying amount of the long-lived asset. Impairment charges are recorded using discounted cash flows which requires the estimation of dayrates and utilization, and such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry. Significant and unanticipated changes to the assumptions could result in future impairments. A significantly prolonged period of lower oil and natural gas prices could continue to adversely affect the demand for and prices of our services, which could result in future impairment charges. As the determination of whether impairment charges should be recorded on our long-lived assets is subject to significant management judgment and an impairment of these assets could result in a material charge on our consolidated statements of income (loss), management believes that accounting estimates related to impairment of long-lived assets are critical.
Oil and Gas Properties
     We follow the successful-efforts method of accounting for our consolidated subsidiaries’ oil and gas activities. Under the successful-efforts method, lease acquisition costs and all development costs are capitalized. Our provision for depletion is based on these capitalized costs and is determined on a property-by-property basis using the units-of-production method. Proved property acquisition costs are amortized over total proved reserves. Costs of wells and related equipment and facilities are amortized over the life of proved developed reserves. Estimated fair value of proved and unproved properties includes the estimated present value of all reasonably expected future production, prices, and costs. Proved oil and gas properties are reviewed when circumstances suggest the need for such a review and, are written down to their estimated fair value, if required. Unproved properties are reviewed to determine if there has been impairment of the carrying value and when circumstances suggest an impairment has occurred, are written down to their estimated fair value in that period. We consider the fair value estimates a Level 3 fair value measurement. The estimated fair value of our proved reserves generally declines when there is a significant and sustained decline in oil and natural gas prices. For the years ended December 31, 2009, 2008 and 2007, our impairment tests on the oil and gas-related assets of our wholly owned Ramshorn business unit resulted in impairment charges of $197.7 million, $21.5 million and $41.0 million, respectively. As further discussed below in Recent Accounting Pronouncements, we adopted new guidance relating to the manner in which our oil and gas reserves are estimated as of December 31, 2009.
     Exploratory drilling costs are capitalized until the results are determined. If proved reserves are not discovered, the exploratory drilling costs are expensed. Interest costs related to financing major oil and gas projects in progress are capitalized until the projects are evaluated or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. Other exploratory costs are expensed as incurred.
     Our unconsolidated oil and gas joint ventures, which we account for under the equity method of accounting, utilize the full-cost method of accounting for costs related to oil and natural gas properties. Under this method, all such costs (for both productive and nonproductive properties) are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the units-of-production method. However, these capitalized costs are subject to a ceiling test which limits pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves, discounted at 10%, plus the lower of cost or market value of unproved properties. As further discussed below in Recent Accounting Pronouncements and in relation to the full-cost ceiling test, our unconsolidated oil and gas joint ventures changed the manner in which their oil and gas reserves are estimated and the manner in which they calculate the ceiling limit on capitalized oil and gas costs as of December 31, 2009. Under the new guidance, future revenues for purposes of the ceiling test are valued using a 12-month average price, adjusted for the impact of derivatives accounted for as cash flow hedges as prescribed by the Securities and Exchange Commission (“SEC”) rules. For the year ended December 31, 2009, our unconsolidated oil and gas joint ventures’ application of the full-cost ceiling test resulted in impairment charges, of which $189.3 million represented our proportionate share.
     For the years ended December 31, 2008 and 2007, our unconsolidated oil and gas joint ventures evaluated the full-cost ceiling using then-current prices for oil and natural gas, adjusted for the impact of derivatives accounted for as cash flow hedges. Our unconsolidated oil and gas joint ventures’ application of the full-cost ceiling test resulted in impairment charges during 2008, of which $207.3 million represented our proportionate share. There were no ceiling test impairment charges recorded by our unconsolidated oil and gas joint ventures during 2007.
     A significantly prolonged period of lower oil and natural gas prices or a reduction to the estimation of reserve quantities could continue to result in future impairment charges to our oil and gas properties.
Goodwill
     Goodwill represents the cost in excess of fair value of the net assets of companies acquired. We review goodwill and intangible assets with indefinite lives for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of the reporting unit exceeds its fair value. A significantly prolonged period of lower oil and natural gas prices could continue to adversely affect the demand for and prices of our services, which could result in future goodwill impairment charges for other reporting units due to the potential impact on our estimate of our future operating results. See Note 3 — Impairments and Other Charges for discussion of goodwill impairments.
     The change in the carrying amount of goodwill for our various Contract Drilling segments and our Other Operating Segments for the years ended December 31, 2009 and 2008 was as follows:

		Acquisitions
		and
	Balance as of	Purchase			Cumulative	Balance as of
	December 31,	Price			Translation	December 31,
(In thousands)	2007	Adjustments	Impairments		Adjustment	2008
Contract Drilling:
U.S. Lower 48 Land Drilling	$30,154	$—	$—		$—	$30,154
U.S. Land Well-servicing	50,839	—	—		—	50,839
U.S. Offshore	18,003	—	—		—	18,003
Alaska	19,995	—	—		—	19,995
Canada	181,267	—	(145,447	) (1)	(35,820)	—
International	18,983	—	—		—	18,983

Subtotal Contract Drilling	319,241	—	(145,447)		(35,820)	137,974
Other Operating Segments	49,191	284	(4,561	) (2)	(7,139)	37,775

Total	$368,432	$284	$(150,008)		$(42,959)	$175,749

		Acquisitions
		and
	Balance as of	Purchase			Cumulative	Balance as of
	December 31,	Price			Translation	December 31,
(In thousands)	2008	Adjustments	Impairments		Adjustment	2009
Contract Drilling:
U.S. Lower 48 Land Drilling	$30,154	$—	—		—	30,154
U.S. Land Well-servicing	50,839	—	—		—	50,839
U.S. Offshore	18,003	—	—		—	18,003
Alaska	19,995	—	—		—	19,995
International	18,983	—	—		—	18,983

Subtotal Contract Drilling	137,974	—	—		—	137,974
Other Operating Segments	37,775	—	(14,689	) (2)	3,205	26,291

Total	$175,749	$—	$(14,689)		$3,205	$164,265

(1)	Represents goodwill impairment associated with our Canada Well-servicing and Drilling segment primarily relating to acquisitions of Enserco Energy Services Company, Inc. in 2002 and Command Drilling

Corporation in 2001. As of December 31, 2009, Canada Well-servicing and Drilling segment no longer had any recorded goodwill.

(2)	Represents goodwill impairment associated with Nabors Blue Sky Ltd., a Canadian subsidiary, included in our Other Operating segment. The impairment charges to Nabors Blue Sky were deemed necessary due to the continued deterioration of the downturn in the oil and gas industry in Canada which has led to diminished demand for immediate heliportable access to remote drilling sites. As of December 31, 2009, Nabors Blue Sky Ltd has no recorded goodwill.
     Our Oil and Gas segment does not have any goodwill. Goodwill for the consolidated company, totaling approximately $6.2 million, is expected to be deductible for tax purposes.
Derivative Financial Instruments
     We record derivative financial instruments (including certain derivative instruments embedded in other contracts) in our consolidated balance sheets at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. Accounting for derivatives qualifying as fair value hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of income. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured quarterly based on the relative cumulative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings. Any change in fair value of derivative financial instruments that are speculative in nature and do not qualify for hedge accounting treatment is also recognized immediately in earnings. Proceeds received upon termination of derivative financial instruments qualifying as fair value hedges are deferred and amortized into income over the remaining life of the hedged item using the effective interest rate method.
Litigation and Insurance Reserves
     We estimate our reserves related to litigation and insurance based on the facts and circumstances specific to the litigation and insurance claims and our past experience with similar claims. We maintain actuarially determined accruals in our consolidated balance sheets to cover self-insurance retentions. See Note 16 — Commitments and Contingencies regarding self-insurance accruals. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates.
Revenue Recognition
     We recognize revenues and costs on daywork contracts daily as the work progresses. For certain contracts, we receive lump-sum payments for the mobilization of rigs and other drilling equipment. We defer revenue related to mobilization periods and recognize the revenue over the term of the related drilling contract. Costs incurred related to a mobilization period for which a contract is secured are deferred and recognized over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred. We defer recognition of revenue on amounts received from customers for prepayment of services until those services are provided.
     We recognize revenue for top drives and instrumentation systems we manufacture when the earnings process is complete. This generally occurs when products have been shipped, title and risk of loss have been transferred, collectibility is probable, and pricing is fixed and determinable.
     We recognize, as operating revenue, proceeds from business interruption insurance claims in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements in excess of the carrying value of damaged assets are recognized in losses (gains) on sales and retirements of long-lived assets and other expense (income), net in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements that are expected to be less than the carrying value of damaged assets are recognized at the time the loss is incurred and recorded in losses (gains) on sales and retirements of long-lived assets and other expense (income), net.
     We recognize reimbursements received for out-of-pocket expenses incurred as revenues and account for out-of-pocket expenses as direct costs.
     We recognize revenue on our interests in oil and gas properties as production occurs and title passes. We also recognize, as operating revenues, gains on sales of our interests in oil and gas properties when title passes and on our earnings associated with production contracts when realized.
Share-Based Compensation
     We record compensation expense for all share-based awards granted. The amount of compensation expense recognized is based on the grant-date fair value. Note 6 — Share-Based Compensation for additional discussion.
Income Taxes
     We are a Bermuda exempt company and are not subject to income taxes in Bermuda. Consequently, income taxes have been provided based on the tax laws and rates in effect in the countries in which our operations are conducted and income is earned. The income taxes in these jurisdictions vary substantially. Our effective tax rate for financial statement purposes will continue to fluctuate from year to year because our operations are conducted in different taxing jurisdictions.
     Effective January 1, 2007, we adopted the revised provisions of the Income Taxes Topic in the ASC relating to uncertain tax positions. In connection with that adoption, we recognized increases to our tax reserves for uncertain tax positions along with interest and penalties as an increase to other long-term liabilities and as a reduction to retained earnings at January 1, 2007.
     For U.S. and other jurisdictional income tax purposes, we have net operating and other loss carryforwards that we are required to assess quarterly for potential valuation allowances. We consider the sufficiency of existing temporary differences and expected future earnings levels in determining the amount, if any, of valuation allowance required against such carryforwards and against deferred tax assets.
     We do not provide for U.S. or foreign income or withholding taxes on unremitted earnings of all U.S. and certain foreign entities, as these earnings are considered permanently reinvested. Unremitted earnings, represented by tax basis accumulated earnings and profits, totaled approximately $105.0 million, $537.7 million and $477.6 million as of December 31, 2009, 2008 and 2007, respectively. It is not practicable to estimate the amount of deferred income taxes associated with these unremitted earnings.
     Nabors realizes an income tax benefit associated with certain awards issued under our stock plans. We recognize the benefits related to tax deductions up to the amount of the compensation expense recorded for the award in the consolidated statements of income (loss). Any excess tax benefit (i.e., tax deduction in excess of compensation expense) is reflected as an increase in capital in excess of par. Any shortfall is recorded as a reduction to capital in excess of par to the extent of our aggregate accumulated pool of windfall benefits, beyond which the shortfall would be recognized in the consolidated statements of income (loss).
Foreign Currency Translation
     For certain of our foreign subsidiaries, such as those in Canada and Argentina, the local currency is the functional currency, and therefore translation gains or losses associated with foreign-denominated monetary accounts are accumulated in a separate section of the consolidated statements of changes in equity. For our other international subsidiaries, the U.S. dollar is the functional currency, and therefore local currency transaction gains and losses, arising from remeasurement of payables and receivables denominated in local currency, are included in our consolidated statements of income (loss).

Cash Flows
     We treat the redemption price, including accrued original issue discount, on our convertible debt instruments as a financing activity for purposes of reporting cash flows in our consolidated statements of cash flows.
Use of Estimates
     The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. Actual results could differ from such estimates. Areas where critical accounting estimates are made by management include:
•	financial instruments;

•	depreciation and amortization of property, plant and equipment;

•	impairment of long-lived assets;

•	impairment of goodwill and intangible assets;

•	impairment of oil and gas properties;

•	income taxes;

•	litigation and self-insurance reserves;

•	fair value of assets acquired and liabilities assumed; and

•	share-based compensation.
Recent Accounting Pronouncements
     On July 1, 2009, the Financial Accounting Standards Board (“FASB”) released the Accounting Standards Codification (“ASC”). The ASC became the single source of authoritative nongovernmental GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The ASC is not intended to change GAAP, but changes the approach by referencing authoritative literature by topic (each, a “Topic”) rather than by type of standard. Accordingly, references in the Notes to Consolidated Financial Statements to former FASB positions, statements, interpretations, opinions, bulletins or other pronouncements are now presented as references to the corresponding Topic in the ASC.
     Effective January 1, 2009, Nabors changed its method of accounting for certain of its convertible debt instruments in accordance with the revised provisions of the Debt with Conversions and Other Options Topic of the ASC. Additionally, Nabors changed its method for calculating its basic and diluted earnings per share using the two-class method in accordance with the revised provisions of the Earnings Per Share Topic of the ASC. As required by the Accounting Changes and Error Corrections Topic of the ASC, financial information and earnings per share calculations for prior periods have been adjusted to reflect retrospective application.
     The revised provisions of the Debt with Conversions and Other Options Topic clarify that convertible debt instruments that may be settled in cash upon conversion are accounted for with a liability component based on the fair value of a similar nonconvertible debt instrument and an equity component based on the excess of the initial proceeds from the convertible debt instrument over the liability component. Such excess represents proceeds related to the conversion option and is recorded as capital in excess of par value. The liability is recorded at a discount, which is then amortized as additional non-cash interest expense over the convertible debt instrument’s expected life. The retrospective application and impact of these provisions on our consolidated financial statements is described in Note 11 — Debt.

     The revised provisions relating to use of the two-class method for calculating earnings per share within the Earnings Per Share Topic provide that securities that are granted in share-based transactions are “participating securities” prior to vesting if they have a nonforfeitable right to participate in any dividends, and such securities therefore should be included in computing basic earnings per share. Our awards of restricted stock are considered participating securities under this definition. The retrospective application and impact of these provisions on our consolidated financial statements is set forth in Note 17 — Earnings (Losses) Per Share.
     Effective January 1, 2008, we adopted and applied the provisions of the Fair Value Measurements and Disclosures Topic of the ASC to our financial assets and liabilities and on January 1, 2009 applied the same provisions to our nonfinancial assets and liabilities. Effective April 1, 2009, we adopted the provisions of this Topic relating to fair value measures in inactive markets. These provisions provide additional guidance for determining whether a market for a financial asset is not active and a transaction is not distressed for fair value measurements. The application of these provisions did not have a material impact on our consolidated financial statements. Our fair value disclosures are provided in Note 5 — Fair Value Measurements.
     Effective January 1, 2009, we adopted the revised provisions of the Business Combinations Topic of the ASC and will apply those provisions on a prospective basis to acquisitions. The revised provisions retain the fundamental requirement that the acquisition method of accounting be used for all business combinations and expands the use of the acquisition method to all transactions and other events in which one entity obtains control over one or more other businesses or assets at the acquisition date and in subsequent periods. The revised provisions require measurement at the acquisition date of the fair value of assets acquired, liabilities assumed and any noncontrolling interests. Additionally, acquisition-related costs, including restructuring costs, are recognized as expense separately from the acquisition.
     Effective January 1, 2009, new provisions relating to noncontrolling interests of a subsidiary within the Identifiable Assets and Liabilities, and Any Noncontrolling Interest Topic of the ASC were released. The provisions establish the accounting and reporting standards for a noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The provisions clarify that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Our consolidated financial statements reflect the adoption and have been adjusted to reflect retrospective application. The application of these provisions did not have a material impact on our consolidated financial statements.
     Effective January 1, 2009, we adopted the revised provisions relating to expanded disclosures of derivatives within the Derivatives and Hedging Topic of the ASC. The revised provisions are intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced qualitative and quantitative disclosures regarding such instruments, gains and losses thereon and their effects on an entity’s financial position, financial performance and cash flows. The application of these provisions did not have a material impact on our consolidated financial statements.
     In December 2008, the SEC issued a Final Rule, “Modernization of Oil and Gas Reporting.” This rule revises some of the oil and gas reporting disclosures in Regulation S-K and Regulation S-X under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”), as well as Industry Guide 2. Effective December 31, 2009, the FASB issued revised guidance that substantially aligned the oil and gas accounting disclosures with the SEC’s Final Rule. The amendments are designed to modernize and update oil and gas disclosure requirements to align them with current practices and changes in technology. Additionally, this new accounting standard requires that entities use 12-month average natural gas and oil prices when calculating the quantities of proved reserves and performing the full-cost ceiling test calculation. The new standard also clarified that an entity’s equity method investments must be considered in determining whether it has significant oil and gas activities. The disclosure requirements are effective for registration statements filed on or after January 1, 2010 and for annual financial statements filed on or after December 31, 2009. The FASB provided a one-year deferral of the disclosure requirements if an entity became subject to the requirements because of a change to the definition of significant oil and gas activities. When operating results from our wholly owned oil and gas activities are considered with operating results from our unconsolidated oil and gas joint ventures, which we account for under the equity method of accounting, we have significant oil and gas activities under the new definition. In line with the one-year deferral, we will provide the oil and gas disclosures in annual periods beginning after December 31, 2009.

     Effective April 1, 2009, we adopted the provisions in the Investments of Debt and Equity Securities Topic of the ASC relating to recognition and presentation of other-than-temporary impairments to debt securities. The impact of these provisions is set forth in Notes 3 — Impairments and Other Charges and 4 — Cash and Cash Equivalents and Investments.
     Effective June 30, 2009, we adopted the provisions in the Financial Instruments Topic of the ASC relating to quarterly disclosure of the fair value of financial instruments. The disclosures required by this Topic are provided in Note 5 — Fair Value Measurements.
     Effective June 30, 2009, we adopted the revised provisions in the Subsequent Events Topic of the ASC and evaluated subsequent events through the date of the release of our financial statements. The adoption of the Subsequent Events Topic of the ASC did not have any impact on our financial position, results of operations or cash flows.
Note 3 Impairments and Other Charges
The following table provides the components of impairments and other charges recorded during the years ended December 31, 2009, 2008 and 2007:

		Year Ended December 31,
(In thousands)		2009	2008	2007
Goodwill impairments		$14,689	$150,008	$—
Impairment of long-lived assets to be disposed of other than by sale:
U.S. Offshore	$28,062
Alaska	15,000
Canada	17,930
International	3,237

Total impairment of long-lived assets to be disposed of other than by sale	$64,229	64,229	—	—
Impairment of other intangible assets		—	4,578	—
Impairment of oil and gas-related assets:
Oil and gas financing receivable	$149,115
Oil and gas properties	48,629

Total impairment of oil and gas-related assets	$197,744	197,744	21,537	41,017
Other-than-temporary impairment on equity security		18,665	—	—
Other-than-temporary impairment on debt security	$40,300
Less other-than-temporary impairment recognized in accumulated other comprehensive income (loss)	(4,651)

Credit-related impairment on investment	$35,649	35,649	—	—

Impairments and other charges		$330,976	$176,123	$41,017

     During the years ended December 31, 2009 and 2008, we recognized goodwill impairments of approximately $14.7 million and $150.0 million, respectively, related to our Canadian operations. During 2008, we impaired the entire goodwill balance of $145.4 million of our Canada Well-servicing and Drilling operating segment and recorded an impairment of $4.6 million to Nabors Blue Sky Ltd., one of our Canadian subsidiaries reported in our Other Operating segments. During 2009, we impaired the remaining goodwill balance of $14.7 million of Nabors Blue Sky Ltd. The impairment charges resulted from our annual impairment tests on goodwill which compared the estimated fair value of each of our reporting units to its carrying value. The estimated fair value of these business units was determined using discounted cash flow models involving assumptions based on our utilization of rigs or aircraft, revenues and earnings from affiliates, as well as direct costs, general and administrative costs, depreciation, applicable income taxes, capital expenditures and working capital requirements. We determined that the fair value estimated for purposes of this test represented a Level 3 fair value measurement. The impairment charges were deemed necessary due to the continued downturn in the oil and gas industry in Canada and the lack of certainty regarding eventual recovery in the value of these operations. This downturn has led to reduced capital spending by some of our customers and has diminished demand for our drilling services and for immediate access to remote drilling sites. A significantly prolonged period of lower oil and natural gas prices could adversely affect the demand for and prices of our services, which could result in future goodwill impairment charges for other reporting units due to the potential impact on our estimate of our future operating results. See Note 2 — Summary of Significant Accounting Policies (included under the caption “Goodwill”) for amounts of goodwill related to each of our reporting units.
     During the year ended December 31, 2009, we retired some rigs and rig components in our U.S. Offshore, Alaska, Canada and International Contract Drilling segments and reduced their aggregate carrying value from $69.0 million to their estimated aggregate salvage value, resulting in impairment charges of approximately $64.2 million. The retirements included inactive workover jack-up rigs in our U.S. Offshore and International operations, the structural frames of some incomplete coiled tubing rigs in our Canada operations and miscellaneous rig components in our Alaska operations. The impairment charges resulted from the continued deterioration and longer than expected downturn in the demand for oil and gas drilling activities. A prolonged period of lower natural gas and oil prices and its potential impact on our utilization and dayrates could result in the recognition of future impairment charges to additional assets if future cash flow estimates, based upon information then available to management, indicate that the carrying value of those assets may not be recoverable.
     Also in 2009, we recorded impairments totaling $197.7 million to some of the oil and gas-related assets of our wholly owned Ramshorn business unit. We recorded an impairment of $149.1 million to one of our oil and gas financing receivables, which reduced the carrying value of our oil and gas financing receivables recorded as long-term investments to $92.5 million. The impairment resulted primarily from commodity price deterioration and the lower price environment lasting longer than expected. This prolonged period of lower prices has significantly reduced demand for future gas production and development in the Barnett Shale area of north central Texas, which has influenced our decision not to expend capital to develop on some of the undeveloped acreage. The impairment was determined using discounted cash flow models involving assumptions based on estimated cash flows for proved and probable reserves, undeveloped acreage value, and current and expected natural gas prices. We believe the estimates used provide a reasonable estimate of current fair value. We determined that this represented a Level 3 fair value measurement. A further protraction or continued period of lower commodity prices could result in recognition of future impairment charges. During the years ended December 31, 2009, 2008 and 2007, our impairment tests on the oil and gas properties of our wholly owned Ramshorn business unit resulted in impairment charges of $48.6 million, $21.5 million and $41.0 million, respectively. The impairments recognized during 2009 were primarily the result of a write down of the carrying value of some acreage in the U.S. and Canada because we do not have future plans to develop. The impairments recognized during 2008 were primarily due to the significant decline in oil and natural gas prices at the end of 2008. The impairments recognized during 2007 were necessary from lower than expected performance of some oil and gas development wells. Additional discussion of our policy pertaining to the calculations of these impairments is set forth in Note 2 — Summary of Significant Accounting Policies.
     In 2009, we recorded other-than-temporary impairments to our available-for-sale securities totaling $54.3 million. Of this, $35.6 million was related to an investment in a corporate bond that was downgraded to non-investment grade level by Standard and Poor’s and Moody’s Investors Service during the year. Our determination that the impairment was other than temporary was based on a variety of factors, including the length of time and extent to which the market value had been less than cost, the financial condition of the issuer of the security, and the credit ratings and recent reorganization of the issuer. The remaining $18.7 million related to an equity security of a public company whose operations are driven in large measure by the price of oil and in which we invested approximately $46 million during the second and third quarters of 2008. During late 2008, demand for oil and gas began to diminish significantly as part of the general deterioration of the global economic environment, causing a broad decline in value of nearly all oil and gas-related equity securities. Because the trading price per share of this security remained below our cost basis for an extended period of time, we determined the investment was other than temporarily impaired and it was appropriate to write down the investment’s carrying value to its current estimated fair value of approximately $27.0 million at December 31, 2009.

Note 4 Cash and Cash Equivalents and Investments
     Our cash and cash equivalents, short-term and long-term investments and other receivables consisted of the following:

	December 31,	December 31,
(In thousands)	2009	2008
Cash and cash equivalents	$927,815	$442,087
Short-term investments:
Trading equity securities	24,014	14,263
Available-for-sale equity securities	93,651	55,453
Available-for-sale debt securities	45,371	72,442

Total short-term investments	163,036	142,158
Long-term investments and other receivables	100,882	239,952

Total	$1,191,733	$824,197

     Certain information related to our cash and cash equivalents and short-term investments follows:

	December 31,
	2009			2008
		Gross	Gross		Gross	Gross
		Unrealized	Unrealized		Unrealized	Unrealized
	Fair	Holding	Holding	Fair	Holding	Holding
(In thousands)	Value	Gains	Losses	Value	Gains	Losses
Cash and cash equivalents	$927,815	$—	$—	$442,087	$—	$—

Short-term investments:
Trading equity securities	24,014	18,290	—	14,263	8,538	—

Available-for-sale equity securities	93,651	50,211	(357)	55,453	23,440	(30,449)

Available-for-sale debt securities:
Commercial paper and CDs	1,284	—	—	1,119	—	—
Corporate debt securities	33,852	3,162	—	40,302	—	(32,322)
U.S.-government debt securities	—	—	—	1,816	—	—
Mortgage-backed debt securities	861	23	(20)	7,619	13	(152)
Mortgage-CMO debt securities	5,411	71	(182)	15,326	160	(782)
Asset-backed debt securities	3,963	—	(803)	6,260	—	(1,150)

Total available-for-sale debt securities	45,371	3,256	(1,005)	72,442	173	(34,406)

Total available-for-sale securities	139,022	53,467	(1,362)	127,895	23,613	(64,855)

Total short-term investments	163,036	71,757	(1,362)	142,158	32,151	(64,855)

Total cash, cash equivalents and short-term investments	$1,090,851	$71,757	$(1,362)	$584,245	$32,151	$(64,855)

     Certain information related to the gross unrealized losses of our cash and cash equivalents and short-term investments follows:

	As of December 31, 2009
	Less Than 12 Months		More Than 12 Months
		Gross		Gross
		Unrealized		Unrealized
(In thousands)	Fair Value	Loss	Fair Value	Loss
Available-for-sale equity securities	$—	$—	$727	$357
Available-for-sale debt securities: (1)
Mortgage-backed debt securities	—	—	234	20
Mortgage-CMO debt securities	—	—	2,296	182
Asset-backed debt securities	—	—	3,922	803

Total available-for-sale debt securities	—	—	6,452	1,005

Total	$—	$—	$7,179	$1,362

(1)	Our unrealized losses on available-for-sale debt securities held for more than one year are comprised of various types of securities. Each of these securities have a rating ranging from “A” to “AAA” from Standard & Poor’s and ranging from “A2” to “Aaa” from Moody’s Investors Service and is considered of high credit quality. In each case, we do not intend to sell these investments, and it is less likely than not that we will be required to sell them to satisfy our own cash flow and working capital requirements. We believe that we will be able to collect all amounts due according to the contractual terms of each investment and, therefore, do not consider the decline in value of these investments to be other-than-temporary at December 31, 2009.
     The estimated fair values of our corporate, mortgage-backed, mortgage-CMO and asset-backed debt securities at December 31, 2009, classified by time to contractual maturity, are shown below. Expected maturities differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties and we may elect to sell the securities prior to the contractual maturity date.

Estimated
Fair Value
(In thousands)	December 31, 2009
Debt securities:
Due in one year or less	$7,187
Due after one year through five years	12
Due in more than five years	38,172

Total debt securities	$45,371

     Certain information regarding our debt and equity securities is presented below:

	Year Ended December 31,
(In thousands)	2009		2008	2007
Available-for-sale:
Proceeds from sales and maturities	$23,411		$202,382	$531,230
Realized gains (losses), net	(54,314	)(1)	180	49,947

(1)	Includes other-than-temporary impairments of $18.7 million related to an equity security and a $35.6 million credit-related impairment to a corporate debt security.
Note 5 Fair Value Measurements
     Effective January 1, 2008, we provided enhanced disclosures about our assets and liabilities carried at fair value as required by the provisions of the Fair Value Measurements and Disclosures Topic of the ASC.
     As defined in the ASC, fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated, or generally unobservable. We primarily apply the market approach for recurring fair value measurements and endeavor to utilize the best information available. Accordingly, we employ valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The use of unobservable inputs is intended to allow for fair value determinations in situations where there is little, if any, market activity for the asset or liability at the measurement date. We are able to classify fair value balances utilizing a fair value hierarchy based on the observability of those inputs. Under the fair value hierarchy
•	Level 1 measurements include unadjusted quoted market prices for identical assets or liabilities in an active market;

•	Level 2 measurements include quoted market prices for identical assets or liabilities in an active market that have been adjusted for items such as effects of restrictions for transferability and those that are not quoted but are observable through corroboration with observable market data, including quoted market prices for similar assets; and

•	Level 3 measurements include those that are unobservable and of a subjective measure.
     The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities that are accounted for at fair value on a recurring basis as of December 31, 2009. Our financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
Recurring Fair Value Measurements

	Fair Value as of December 31, 2009
	Level	Level	Level
(In thousands)	1	2	3	Total
Assets:
Short-term investments:
Available-for-sale equity securities	$93,651	$—	$—	$93,651
Available-for-sale debt securities	9,898	35,473	—	45,371
Trading securities	24,014	—	—	24,014

Total investments	$127,563	$35,473	$—	$163,036

Liabilities:
Derivative contract	$—	$3,322	$—	$3,322

Nonrecurring Fair Value Measurements
     Effective January 1, 2009, fair value measurements were applied with respect to our nonfinancial assets and liabilities measured on a nonrecurring basis, which consists primarily of goodwill, oil and gas financing receivables, intangible assets and other long-lived assets, assets acquired and liabilities assumed in a business combination, and asset retirement obligations. Refer to Note 3 — Impairments and Other Charges for additional discussion.
Fair Value of Financial Instruments
     The fair value of our financial instruments has been estimated in accordance with GAAP. The fair value of our fixed rate long-term debt is estimated based on quoted market prices or prices quoted from third-party financial institutions. The carrying and fair values of our long-term debt, including the current portion, are as follows:

	December 31,
	2009		2008
(In thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
0.94% senior exchangeable notes due May 2011	$1,576,480	$1,668,368	$2,362,822	$2,199,500
6.15% senior notes due February 2018	965,066	992,531	963,859	835,244
9.25% senior notes due January 2019	1,125,000	1,403,719	—	—
5.375% senior notes due August 2012 (1)	273,350	289,072	272,724	262,411
4.875% senior notes due August 2009	—	—	224,829	227,239
Other	872	872	1,329	1,329

	$3,940,768	$4,354,562	$3,825,563	$3,525,723

(1)	Includes $1.1 million and $1.5 million as of December 31, 2009 and 2008, respectively, related to the unamortized loss on the interest rate swap that was unwound during the fourth quarter of 2005.
     The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments.
     As of December 31, 2009, our short-term investments were carried at fair market value and included $139.0 million and $24.0 million in securities classified as available-for-sale and trading, respectively. As of December 31, 2008, our short-term investments were carried at fair market value and included $127.9 million and $14.3 million in securities classified as available-for-sale and trading, respectively. The carrying values of our long-term investments that are accounted for using the equity method of accounting approximate fair value. The fair value of these long-term investments totaled $8.3 million and $15.7 million as of December 31, 2009 and 2008, respectively. The carrying value of our oil and gas financing receivables included in long-term investments approximate fair value. The fair value of our oil and gas financing receivables totaled $92.5 million and $224.2 million as of December 31, 2009 and 2008, respectively. Income and gains associated with our oil and gas financing receivables are recognized as operating revenues.
Note 6 Share-Based Compensation
     Total share-based compensation expense, which includes both stock options and restricted stock, totaled $106.7 million, $45.4 million and $33.5 million for the years ended December 31, 2009, 2008 and 2007, respectively. Compensation expense related to awards of restricted stock totaled $88.9 million, $44.6 million and $26.4 million for the years ended December 31, 2009, 2008 and 2007, respectively, and is included in direct costs and general and administrative expenses in our consolidated statements of income (loss). Share-based compensation expense has been allocated to our various operating segments. See Note 21 — Segment Information. Total share-based compensation expense for 2009 includes the recognition of $72.1 million of compensation expense related to previously granted restricted stock and option awards held by Messrs. Isenberg and Petrello that was unrecognized as of April 1, 2009. The recognition of this expense resulted from provisions of their respective new employment agreements which effectively eliminated the risk of forfeiture of such awards. See Note 16 — Commitments and Contingencies for additional information.
     The cash flows resulting from tax deductions in excess of the compensation cost recognized for share-based awards (excess tax benefits) are classified as financing cash flows. The actual tax benefit realized from share-based awards during the years ended December 31, 2009, 2008 and 2007 was $.3 million, $7.6 million and $3.3 million, respectively.
Stock Option Plans
     As of December 31, 2009, we had several stock plans under which options to purchase our common shares could be granted to key officers, directors and managerial employees of Nabors and its subsidiaries. Options granted under the plans generally are at prices equal to the fair market value of the shares on the date of the grant. Options granted under the plans generally are exercisable in varying cumulative periodic installments after one year. In the case of certain key executives, options granted under the plans are subject to accelerated vesting related to targeted common share prices, or may vest immediately on the grant date. Options granted under the plans cannot be exercised more than ten years from the date of grant. Options to purchase 12.0 million and 15.6 million Nabors common shares remained available for grant as of December 31, 2009 and 2008, respectively. Of the common shares available for grant as of December 31, 2009, approximately 11.1 million of these shares are also available for issuance in the form of restricted shares.
     The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model which uses assumptions for the risk-free interest rate, volatility, dividend yield and the expected term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the option. Expected volatilities are based on implied volatilities from traded options on Nabors’ common shares, historical volatility of Nabors’ common shares, and other factors. We do not assume any dividend yield, since we do not pay dividends. We use historical data to estimate the expected term of the options and employee terminations within the option-pricing model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of the options represents the period of time that the options granted are expected to be outstanding.
     We also consider an estimated forfeiture rate for these option awards, and we recognize compensation cost only for those shares that are expected to vest, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three to five years. The forfeiture rate is based on historical experience. Estimated forfeitures have been adjusted to reflect actual forfeitures during 2009.
     Stock option transactions under our various stock-based employee compensation plans are presented below:

			Weighted-
			Average
			Remaining	Aggregate
		Weighted-Average	Contractual	Intrinsic
Options	Shares	Exercise Price	Term	Value
(In thousands, except exercise price)
Options outstanding as of December 31, 2008	25,858	$21.99
Granted	10,016	9.58
Exercised	(1,476)	11.40
Surrendered	(531)	12.38
Forfeited	(451)	20.92

Options outstanding as of December 31, 2009	33,416	$18.90	5.00 years	$179,736

Options exercisable as of December 31, 2009	27,242	$21.04	4.06 years	$102,898

     Of the options outstanding, 27.2 million, 25.9 million and 27.8 million were exercisable at weighted-average exercise prices of $21.04, $21.99 and $22.03, as of December 31, 2009, 2008 and 2007, respectively. There were no options granted during the years ended December 31, 2008 or 2007.
     During the year ended December 31, 2009, we awarded options vesting over periods up to four years to purchase 10,015,883 of our common shares to our employees, executive officers and directors. This included options to purchase 3,000,000 and 1,698,427 shares, with grant date fair values of $8.8 million and $5.0 million, granted to Messrs. Isenberg and Petrello, respectively, in February 2009, and an option to purchase 1,726 shares, with a grant date fair value of $.01 million, to Mr. Petrello in September 2009 in lieu of certain portions of their cash compensation.
     The fair value of stock options granted during 2009 was calculated using the Black-Scholes option pricing model and the following weighted-average assumptions:

Weighted average fair value of options granted:	$2.85
Weighted average risk free interest rate:	1.75%
Dividend yield:	0%
Volatility: (1)	34.78%
Expected life:	4.0 years

(1)	Expected volatilities are based on implied volatilities from publicly traded options to purchase Nabors’ common shares, historical volatility of Nabors’ common shares and other factors.

     A summary of our unvested stock options as of December 31, 2009, and the changes during the year then ended is presented below:

		Weighted-Average
		Grant-Date Fair
Unvested Stock Options	Outstanding	Value
(In thousands, except fair values)
Unvested as of December 31, 2008	—	$—
Granted	10,016	2.85
Vested	(3,699)	2.92
Forfeited	(143)	2.73

Unvested as of December 31, 2009	6,174	$2.82

     The total intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 was $19.7 million, $43.6 million and $76.2 million, respectively. The total fair value of options that vested during the years ended December 31, 2009, 2008 and 2007 was $10.8 million, $4.3 million and $11.9 million, respectively.
     As of December 31, 2009, there was $9.5 million of total future compensation cost related to unvested options which are expected to vest. That cost is expected to be recognized over a weighted-average period of 1.6 years.
Restricted Stock and Restricted Stock Units
     Our stock plans allow grants of restricted stock. Restricted stock is issued on the grant date, but cannot be sold or transferred. Restricted stock vests in varying periodic installments ranging from three to five years.
     A summary of our restricted stock as of December 31, 2009, and the changes during the year then ended, is presented below:

		Weighted-Average
		Grant-Date Fair
Restricted Stock	Outstanding	Value
(In thousands, except fair values)
Unvested as of December 31, 2008	5,958	$22.25
Granted	85	11.55
Vested	(2,355)	23.59
Forfeited	(56)	31.43

Unvested as of December 31, 2009	3,632	$20.99

     During 2009, we awarded 84,000 shares of restricted stock to our directors. These awards had an aggregate value at their date of grant of $1.0 million and were scheduled to vest over a period of three years. The fair value of restricted stock that vested during the year ended December 31, 2009, 2008 and 2007 was $23.9 million, $39.6 million and $13.2 million, respectively.
     As of December 31, 2009, there was $14.6 million of total future compensation cost related to unvested restricted stock awards which are expected to vest. That cost is expected to be recognized over a weighted-average period of approximately one year.
Note 7 Acquisitions and Divestitures
     On August 8, 2007, we sold our Sea Mar business which had previously been included in Other Operating Segments. The assets included 20 offshore supply vessels and certain related assets, including a right under a vessel construction contract. See Note 20 — Discontinued Operations for operating results which have been accounted for as a discontinued operation.
     From time to time, we may sell a subsidiary or group of assets outside of our core markets or business if it is economically advantageous for us to do so.

Note 8 Property, Plant and Equipment
     The major components of our property, plant and equipment are as follows:

	December 31,
(In thousands)	2009	2008
Land	$9,251	$22,958
Buildings	93,874	79,094
Drilling, workover and well-servicing rigs, and related equipment	9,515,677	8,557,616
Marine transportation and supply vessels	13,663	13,663
Oilfield hauling and mobile equipment	533,518	501,163
Other machinery and equipment	202,389	115,074
Oil and gas properties	752,809	633,537
Construction in process (1)	314,493	444,878

	11,435,674	10,367,983
Less: accumulated depreciation and amortization	(3,453,193)	(2,758,940)
accumulated depletion on oil and gas properties	(336,431)	(277,084)

	$7,646,050	$7,331,959

(1)	Relates to amounts capitalized for new or substantially new drilling, workover and well-servicing rigs that were under construction and had not yet been placed in service as of December 31, 2009 or 2008.
     Repair and maintenance expense included in direct costs in our consolidated statements of income (loss) totaled $282.1 million, $476.6 million and $438.0 million for the years ended December 31, 2009, 2008 and 2007, respectively.
     Interest costs of $29.9 million, $29.8 million and $34.6 million were capitalized during the years ended December 31, 2009, 2008 and 2007, respectively.
Note 9 Investments in Unconsolidated Affiliates
     Our principal investments in unconsolidated affiliates accounted for using the equity method include a construction and logistics operation in Alaska (50% ownership), drilling and workover operations located in Saudi Arabia (51% ownership) and oil and gas exploration, development and production joint ventures in the U.S. and international (49.7% ownership) and Canada (50% ownership). These unconsolidated affiliates are integral to our operations in those locations. During 2008, our U.S. oil and gas joint venture was deemed a significant subsidiary. See Part IV — Item 15. Exhibits, Financial Statement Schedules for Schedule III — Financial Statements and Notes for NFR Energy LLC and see Note 15 — Related-Party Transactions for a discussion of transactions with all of these related parties.
     As of December 31, 2009 and 2008, our investments in unconsolidated affiliates accounted for using the equity method totaled $305.7 million and $410.8 million, respectively, and our investments in unconsolidated affiliates accounted for using the cost method totaled $.9 million. Combined condensed financial data for investments in unconsolidated affiliates is summarized as follows:

	December 31,
(In thousands)	2009	2008
Current assets	$354,504	$408,960
Long-term assets	1,005,605	916,191
Current liabilities	313,317	294,701
Long-term liabilities	283,945	185,281

	Year Ended December 31,
(In thousands)	2009	2008	2007
Gross revenues	$960,823	$827,044	$589,923
Gross margin	223,005	142,763	94,952
Net income (loss)	(462,613)	(444,470)	35,332
Nabors’ earnings (losses) from unconsolidated affiliates	(155,433)	(192,548)	20,980

     Cumulative undistributed (losses) earnings of our unconsolidated affiliates included in our retained earnings as of December 31, 2009 and 2008 totaled approximately $(387.5) million and $(157.7) million, respectively. Our Earnings (losses) from unconsolidated affiliates line in our consolidated statements of income (loss) for the years ended December 31, 2009 and 2008 includes our proportionate share of full-cost ceiling test writedowns of $189.3 million and $207.3 million, respectively, from our unconsolidated oil and gas joint ventures. These writedowns are included in our Oil and Gas operating segment results.
Note 10 Financial Instruments and Risk Concentration
     We may be exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. These risks arise primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in foreign currency exchange rates, credit risk, interest rates, and marketable and non-marketable security prices as discussed below.
Foreign Currency Risk
     We operate in a number of international areas and are involved in transactions denominated in currencies other than U.S. dollars, which exposes us to foreign exchange rate risk or foreign currency devaluation risk. The most significant exposures arise in connection with our operations in Venezuela and Canada, which usually are substantially unhedged.
     At various times, we utilize local currency borrowings (foreign currency-denominated debt), the payment structure of customer contracts and foreign exchange contracts to selectively hedge our exposure to exchange rate fluctuations in connection with monetary assets, liabilities, cash flows and commitments denominated in certain foreign currencies. A foreign exchange contract is a foreign currency transaction, defined as an agreement to exchange different currencies at a given future date and at a specified rate.
Credit Risk
     Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, investments in marketable and non-marketable securities, oil and gas financing receivables, accounts receivable and our range-cap-and-floor derivative instrument. Cash equivalents such as deposits and temporary cash investments are held by major banks or investment firms. Our investments in marketable and non-marketable securities are managed within established guidelines which limit the amounts that may be invested with any one issuer and provide guidance as to issuer credit quality. We believe that the credit risk in our cash and investment portfolio is minimized as a result of the mix of our investments. In addition, our trade receivables are with a variety of U.S., international and foreign-country national oil and gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers and we generally do not require material collateral. We do occasionally require prepayment of amounts from customers whose creditworthiness is in question prior to providing services to them. We maintain reserves for potential credit losses, and these losses historically have been within management’s expectations.
Interest Rate and Marketable and Non-marketable Security Price Risk
     Our financial instruments that are potentially sensitive to changes in interest rates include our 0.94% senior exchangeable notes, our 5.375%, 6.15% and 9.25% senior notes, our range-cap-and-floor derivative instrument, our investments in debt securities (including corporate, asset-backed, U.S.-government, foreign government, mortgage-backed debt and mortgage-CMO debt securities) and our investments in overseas funds that invest primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed and mortgage-backed securities, global structured-asset securitizations, whole-loan mortgages, and participations in whole loans and whole-loan mortgages), which are classified as non-marketable securities.
     We may utilize derivative financial instruments that are intended to manage our exposure to interest rate risks. The use of derivative financial instruments could expose us to further credit risk and market risk. Credit risk in this context is the failure of a counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty would owe us, which can create credit risk for us. When the fair value of a derivative contract is negative, we would owe the counterparty, and therefore, we would not be exposed to credit risk. We attempt to minimize credit risk in derivative instruments by entering into transactions with major financial institutions that have a significant asset base. Market risk related to derivatives is the adverse effect on the value of a financial instrument that results from changes in interest rates. We try to manage market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the type and degree of market risk that we undertake.
     On October 21, 2002, we entered into an interest rate swap transaction with a third-party financial institution to hedge our exposure to changes in the fair value of $200 million of our fixed rate 5.375% senior notes due 2012, which has been designated as a fair value hedge. Additionally on that date, we purchased a LIBOR range-cap and sold a LIBOR floor, in the form of a cashless collar, with the same third-party financial institution with the intention of mitigating and managing our exposure to changes in the three-month U.S. dollar LIBOR rate. This transaction does not qualify for hedge accounting treatment, and any change in the cumulative fair value of this transaction will be reflected as a gain or loss in our consolidated statements of income (loss). In June 2004, we unwound $100 million of the $200 million range-cap-and-floor derivative instrument. During the fourth quarter of 2005, we unwound the interest rate swap resulting in a loss of $2.7 million, which has been deferred and will be recognized as an increase to interest expense over the remaining life of our 5.375% senior notes due 2012. During the year ended December 31, 2005, we recorded interest savings of $2.7 million related to our interest rate swap agreement accounted for as a fair value hedge, which served to reduce interest expense.
     The fair value of our range-cap-and-floor transaction is recorded as a derivative liability and included in other long-term liabilities. It totaled approximately $3.3 million and $4.7 million as of December 31, 2009 and 2008, respectively. We recorded a gain of approximately $1.4 million for the year ended December 31, 2009 and losses of approximately $4.7 million and $1.3 million for the years ended December 31, 2008 and 2007, respectively, related to this derivative instrument; these amounts are included in losses (gains) on sales and retirements of long-lived assets and other expense (income), net in our consolidated statements of income (loss).
     In September 2008 we entered into a three-month written put option for one million of our common shares with a strike price of $25 per share. We settled this contract during the fourth quarter of 2008 and paid cash of $22.6 million, net of the premium received on this contract, and recognized a loss of $9.9 million which is included in losses (gains) on sales and retirements of long-lived assets and other expense (income), net in our consolidated statements of income (loss).
Note 11 Debt
     Long-term debt consists of the following:

	December 31,	December 31,
(In thousands)	2009	2008
0.94% senior exchangeable notes due May 2011	$1,576,480	$2,362,822
6.15% senior notes due February 2018	965,066	963,859
9.25% senior notes due January 2019	1,125,000	—
5.375% senior notes due August 2012	273,350	272,724
4.875% senior notes due August 2009	—	224,829
Other	872	1,329

	3,940,768	3,825,563
Less: current portion	163	225,030

	$3,940,605	$3,600,533

     As of December 31, 2009, the maturities of our primary debt for each of the five years after 2009 and thereafter are as follows:

(In thousands)	Paid at Maturity
2010	$—
2011	1,685,220	(1)
2012	275,000	(2)
2013	—
2014	—
Thereafter	2,100,000	(3)

	$4,060,220

(1)	Represents our 0.94% senior exchangeable notes due May 2011.

(2)	Represents our 5.375% senior notes due August 2012.

(3)	Represents our 6.15% senior notes due February 2018 and 9.25% senior notes due January 2019.

0.94% Senior Exchangeable Notes Due May 2011
     On May 23, 2006, Nabors Delaware completed a private placement of $2.5 billion aggregate principal amount of 0.94% senior exchangeable notes due 2011 that are fully and unconditionally guaranteed by Nabors. On June 8, 2006, the initial purchasers exercised their option to purchase an additional $250 million par value of the 0.94% senior exchangeable notes due 2011, increasing the aggregate issuance of such notes to $2.75 billion. Nabors Delaware sold the notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The notes were reoffered by the initial purchasers of the notes to qualified institutional buyers under Rule 144A of the Securities Act. Nabors and Nabors Delaware filed a registration statement on Form S-3 pursuant to the Securities Act with respect to resale of the notes and shares received in exchange for the notes on August 21, 2006. The notes bear interest at a rate of 0.94% per year payable semi-annually on May 15 and November 15, beginning on November 15, 2006. Debt issuance costs of $28.7 million were capitalized in connection with the issuance of the notes in other long-term assets in our consolidated balance sheet and are being amortized through May 2011.
     During 2009 and 2008 collectively, we purchased $1.1 billion par value of Nabors Delaware’s 0.94% senior exchangeable notes due 2011 in the open market for cash of $938.4 million and recognized pre-tax gains of $11.5 million and $12.2 million which are included in losses (gains) on sales and retirements of long-lived assets and other expense (income), net in our consolidated statements of income (loss) for the year ended December 31, 2009 and 2008, respectively.
     The notes are exchangeable into cash and, if applicable, Nabors’ common shares based on an exchange rate of the equivalent value of 21.8221 our common shares per $1,000 principal amount of notes (which is equal to an initial exchange price of approximately $45.83 per share), subject to adjustment during the 30 calendar days ending at the close of business on the business day immediately preceding the maturity date and prior thereto only under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter), if the closing price of Nabors’ common shares for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the applicable exchange rate; (2) during the five business day period after any ten consecutive trading day period in which the trading price per note for each day of that period was less than 95% of the product of the closing sale price of Nabors’ common shares and the exchange rate of the note; or (3) upon the occurrence of specified corporate transactions set forth in the indenture.
     The notes are unsecured and are effectively junior in right of payment to any of Nabors Delaware’s future secured debt. The notes rank equally with any of Nabors Delaware’s other existing and future unsubordinated debt and are senior in right of payment to any of Nabors Delaware’s future subordinated debt. Our guarantee of the notes is unsecured and ranks equal in right of payment to all of our unsecured and unsubordinated indebtedness from time to time outstanding. Holders of the notes who exchange their notes in connection with a change in control, as defined in the indenture, may be entitled to a make-whole premium in the form of an increase in the exchange rate. Additionally, in the event of a change in control, noteholders may require Nabors Delaware to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of notes, plus accrued and unpaid interest, if any. Upon exchange of the notes, a holder will receive for each note exchanged an amount in cash equal to the lesser of (i) $1,000 or (ii) the exchange value, determined in the manner set forth in the indenture. In addition, if the exchange value exceeds $1,000 on the exchange date, a holder will also receive a number of Nabors’ common shares for the exchange value in excess of $1,000 equal to such excess divided by the exchange price.
     In connection with the sale of the notes in May 2006, Nabors Delaware entered into exchangeable note hedge transactions with respect to our common shares. The call options are designed to cover, subject to customary anti-dilution adjustments, the net number of our common shares that would be deliverable to exchanging noteholders in the event of an exchange of the notes. Nabors Delaware paid an aggregate amount of approximately $583.6 million of the proceeds from the sale of the notes to acquire the call options.
     Nabors also entered into separate warrant transactions at the time of the sale of the notes whereby we sold warrants that give the holders the right to acquire approximately 60.0 million of our common shares at a strike price of $54.64 per share. On exercise of the warrants, we have the option to deliver cash or our common shares equal to the difference between the then market price and strike price. All of the warrants will be exercisable and will expire on August 15, 2011. We received aggregate proceeds of approximately $421.2 million from the sale of the warrants and used $353.4 million of the proceeds to purchase 10.0 million of our common shares.
     The purchased call options and sold warrants are separate contracts entered into by Nabors and Nabors Delaware with two financial institutions and are not part of the terms of the notes and do not affect the holders’ rights under the notes. The purchased call options are expected to offset the potential dilution upon exchange of the notes in the event the market value of a share of our common shares at the time of exercise is greater than the strike price of the purchased call options, which corresponds to the initial exchange price of the notes, subject to customary adjustments. The warrants effectively increase the exchange price of the notes to $54.64 per common share from the perspective of Nabors, representing a 55% premium over the last reported bid price of $35.25 per share on May 17, 2006. We recorded the exchangeable note hedge and warrants in capital in excess of par value as of the transaction date, and do not recognize subsequent changes in fair value. We also recognized a deferred tax asset of $215.9 million in the second quarter of 2006 for the effect of the future tax benefits related to the exchangeable note hedge. See Convertible Debt Accounting below for impact to our deferred tax asset in the 2009 adoption of accounting rules relating to convertible debt.
6.15% Senior Notes Due February 2018
     On February 20, 2008, Nabors Delaware completed a private placement of $575 million aggregate principal amount of 6.15% senior notes due 2018 with registration rights, which are unsecured and are fully and unconditionally guaranteed by us. On July 22, 2008, Nabors Delaware completed a private placement of $400 million aggregate principal amount of 6.15% senior notes due 2018 with registration rights, which are unsecured and are fully and unconditionally guaranteed by us. These new senior notes were an additional issuance under the indenture pursuant to which Nabors Delaware issued $575 million 6.15% senior notes due 2018 on February 20, 2008 described above and are subject to the same rates, terms and conditions and together will be treated as a single class of debt securities under the indenture (together $975 million 6.15% senior notes due 2018). The issue of senior notes was resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act and to certain investors outside of the United States under Regulation S of the Securities Act. The senior notes bear interest at a rate of 6.15% per year, payable semi-annually on February 15 and August 15 of each year, beginning August 15, 2008. The senior notes will mature on February 15, 2018.
     The senior notes are unsecured and are effectively junior in right of payment to any of Nabors Delaware’s future secured debt. The senior notes rank equally with any of Nabors Delaware’s other existing and future unsubordinated debt and are senior in right of payment to any of Nabors Delaware’s future senior subordinated debt. Our guarantee of the senior notes is unsecured and ranks equal in right of payment to all of our unsecured and unsubordinated indebtedness from time to time outstanding. The senior notes are subject to redemption by Nabors Delaware, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the senior notes then outstanding to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest, determined in the manner set forth in the indenture. In the event of a change in control triggering event, as defined in the indenture, the holders of senior notes may require Nabors Delaware to purchase all or any part of each senior note in cash equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, except to the extent Nabors Delaware has exercised its right to redeem the senior notes. Nabors Delaware used the proceeds of the offering of the senior notes for general corporate purposes, including the repayment of debt.
     On August 20, 2008, we and Nabors Delaware filed a registration statement on Amendment No. 1 to Form S-4 with the SEC with respect to an offer to exchange the combined $975 million aggregate principal amount of 6.15% senior notes due 2018 for other notes that would be registered and have terms substantially identical in all material respects to these notes pursuant to the applicable registration rights agreement, including being fully and unconditionally guaranteed by us. On September 2, 2008, the registration statement was declared effective by the SEC and the exchange offer expired on October 9, 2008. On October 16, 2008, Nabors Delaware issued $974,965,000 of notes pursuant to the registration statement in exchange for an equal amount of the original notes due 2018 that were properly tendered.

9.25% Senior Notes Due January 2019
     On January 12, 2009, Nabors Delaware completed a private placement of $1.125 billion aggregate principal amount of 9.25% senior notes due 2019 with registration rights, which are unsecured and are fully and unconditionally guaranteed by us. The issue of senior notes was resold by the initial purchasers to qualified institutional buyers under Rule 144A and to certain investors outside of the United States under Regulation S of the Securities Act. The senior notes bear interest at a rate of 9.25% per year, payable semi-annually on January 15 and July 15 of each year, beginning July 15, 2009. The senior notes will mature on January 15, 2019.
     The senior notes are unsecured and are junior in right of payment to any of Nabors Delaware’s future secured debt. The senior notes rank equally with any of Nabors Delaware’s other existing and future unsubordinated debt and are senior in right of payment to any of Nabors Delaware’s future senior subordinated debt. Our guarantee of the senior notes is unsecured and ranks equal in right of payment to all of our unsecured and unsubordinated indebtedness from time to time outstanding. The senior notes are subject to redemption by Nabors Delaware, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the senior notes then outstanding to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest, determined in the manner set forth in the applicable indenture. In the event of a change in control triggering event, as defined in the indenture, the holders of senior notes may require Nabors Delaware to purchase all or any part of each senior note in cash equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, except to the extent Nabors Delaware has exercised its right to redeem the senior notes. Nabors Delaware is using the proceeds of the offering of the senior notes for the repayment or repurchase of indebtedness and general corporate purposes.
     On March 30, 2009, we and Nabors Delaware filed a registration statement on Form S-4 under the Securities Act. The registration statement related to the exchange offer to noteholders required under the registration rights agreement related to the 9.25% senior notes. On May 11, 2009 the registration statement was declared effective by the SEC. On July 23, 2009 Nabors Delaware issued $1,069,392,000 of notes pursuant to the registration statement in exchange for an equal amount of the original notes due 2019 that were properly tendered.
5.375% Senior Notes Due August 2012
     On August 22, 2002, Nabors Delaware issued $275 million aggregate principal amount of 5.375% senior notes due 2012, which are fully and unconditionally guaranteed by Nabors. The senior notes were resold by a placement agent to qualified institutional buyers under Rule 144A of the Securities Act of 1933. Interest on the senior notes is payable semi-annually on February 15 and August 15 of each year.
     The notes are unsecured and are effectively junior in right of payment to any of Nabors Delaware’s future secured debt. The notes rank equal in right of payment with any of Nabors Delaware’s future unsubordinated debt and are senior in right of payment to any of Nabors Delaware’s subordinated debt. The guarantee of Nabors with respect to the senior notes issued by Nabors Delaware, is similarly unsecured and has a similar ranking to the series of senior notes so guaranteed.
     Subject to certain qualifications and limitations, the indentures governing the senior notes issued by Nabors Delaware limit the ability of Nabors and its subsidiaries to incur liens and to enter into sale and lease-back transactions. In addition, the indentures limit our ability to enter into mergers, consolidations or transfers of all or substantially all of our assets unless the successor company assumes their obligations under the applicable indenture.
Other Debt Transactions
     In January and February 2009, Nabors Holdings 1, ULC, one of our wholly owned subsidiaries (“Nabors Holdings”), repurchased $56.6 million par value of the $225 million principal amount of its 4.875% senior notes due August 2009 in the open market for cash totaling $56.8 million. In August 2009, Nabors Holdings paid $168.4 million to redeem the remaining notes. The redemption resulted in no gain or loss as the notes were redeemed at a price equal to their carrying value.
     In July 2008, Nabors Delaware paid $60.6 million in cash to redeem its zero coupon senior convertible debentures due 2021 which equaled the issue price of $50.4 million plus accrued original issue discount of $10.2 million. The redemption of the debentures did not result in any gain or loss since they were redeemed at a price equal to their carrying value on July 7, 2008.
     In June and July 2008, Nabors Delaware paid cash of $171.8 million and $528.2 million to redeem all of its zero coupon senior exchangeable notes due 2023. In addition to $700 million in cash, we issued approximately 5.25 million of our common shares, with a fair value of $249.8 million, the price equal to the principal amount of the notes plus the excess of the exchange value of the notes over their principal amount. Nabors Delaware was required to pay noteholders cash up to the principal amount of the notes and at its option, either cash or common shares for any amount above the principal amount of the notes. The number of common shares issued equaled the amount in excess of the principal of the notes divided by the average of the volume-weighted average price of our common shares for the five or ten trading day period beginning on the second business day following the day the notes were surrendered for exchange. The notes were exchangeable into the equivalent value of 28.5306 common shares per $1,000 principal amount of the notes. The redemption of the notes did not result in any gain or loss since the amount of cash paid for redemption of the notes was equal to their carrying amount. The excess of the exchange value of the notes over the carrying amount was recorded as a reduction to capital in excess of par value in our consolidated statement of changes in equity. A deferred tax liability of $81.8 million recorded during the five-year period that the notes were outstanding was reclassified to and increased our capital in excess of par value account. This reclassification reflects the permanent income tax savings to the Company relating to the notes.
Short-Term Borrowings
     We had four letter-of-credit facilities with various banks as of December 31, 2009. We did not have any short-term borrowings outstanding at December 31, 2009 or 2008. Availability and borrowings under our credit facilities are as follows:

	December 31,
(In thousands)	2009	2008
Credit available	$245,442	$295,045
Letters of credit outstanding, inclusive of financial and performance guarantees	(71,389)	(174,156)

Remaining availability	$174,053	$120,889

Convertible Debt Accounting
     Prior to January 1, 2009, separate accounting for the embedded conversion option in our convertible long-term debt was not required when the conversion spread feature did not qualify for accounting as a derivative instrument.
     Effective January 1, 2009, we account for our convertible debt instruments with a liability component based on the fair value of a similar nonconvertible debt instrument and an equity component based on the excess of the initial proceeds from the convertible debt instrument over the liability component. Such excess represents proceeds related to the conversion option and is recorded as capital in excess of par value. The liability is recorded at a discount, which is then amortized as additional non-cash interest expense over the convertible debt instrument’s expected life. We have accounted for our convertible debt instruments on a retrospective basis in all past periods presented for all convertible debt instruments required to be accounted for in this manner. Both our 0.94% senior exchangeable notes issued May 2006 and our zero coupon senior exchangeable notes issued June 2003 have been presented in this manner.

     The following assumptions were made in our accounting change:

	Zero coupon senior	0.94% senior
Assumptions	exchangeable notes	exchangeable notes
Date of issue	June 2003	May 2006
Expected maturity date	June 2008	May 2011
Amortization period	5 years	5 years
Nonconvertible debt borrowing rate	2.8%	6.1%
Tax rate over term of debt	37%	37%

Conversion Triggers

Zero coupon senior exchangeable notes	In May 2008 Nabors Delaware called for redemption of all of its zero coupon senior exchangeable notes due 2023. The total consideration exchanged to effect the redemption and related exchange was $700 million in cash and approximately 5.25 million of our common shares, with a fair value of $249.8 million, which represents the principal amount of the notes plus the excess of the exchange value of the notes over their principal amount.

0.94% senior exchangeable notes	The notes are exchangeable into cash and, if applicable, Nabors common shares based on an exchange rate equal to 21.8221 common shares per $1,000 principal amount of notes (equating to an initial exchange price of approximately $45.83 per share), subject to adjustment during the 30 calendar days ending at the close of business on the business day immediately preceding the maturity date.

Upon exchange, we would be required to issue only incremental shares above the principal amount of the notes, since we are required to pay cash up to the principal amount of the notes exchanged. There would be an if-converted value in excess of the principal amount of the notes only when the price of our shares exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83.
     The effect of the accounting change on our previously reported consolidated balance sheet is as follows:

	December 31, 2008
	As previously		As currently
(In thousands)	reported	Effect of change	reported
Increase (Decrease):
Property, plant and equipment, net	$7,282,042	$49,917	$7,331,959
Long-term debt	3,887,711	(287,178)	3,600,533
Deferred income tax liability	497,415	125,108	622,523
Capital in excess of par value	1,705,907	423,508	2,129,415
Retained earnings	3,910,253	(211,521)	3,698,732
     The increase to deferred income tax liabilities related partially to the reduction of a deferred tax asset of $215.9 million (which was recorded during the second quarter of 2006) for the effect of the future tax benefits related to the exchangeable note hedge.

     The effect of the accounting change on our previously reported consolidated statements of income (loss) is as follows:

	Years Ended December 31,
	2008					2007
(In thousands, except	As previously	Effect of		As currently		As previously	Effect of		As currently
per share amounts)	reported	change		reported		reported	change		reported
Increase (Decrease):
Depreciation expense	611,066	3,301		614,367		467,730	1,939		469,669
Interest expense	91,620	105,098		196,718		53,702	101,218		154,919
Income tax expense	250,451	(40,791	) (1)	209,660		239,664	(37,768	) (1)	201,896
Net income attributable to Nabors	551,173	(75,436)		475,737		930,691	(64,989)		865,702

Earnings per share - diluted	$1.93	$(.28)		$1.65		$3.25	$(.25)		$3.00
Weighted-average number of shares outstanding	285,285	2,951	(2)	288,236	(2)	286,606	1,620	(2)	288,226	(2)

(1)	Excludes $3.5 million and $.4 million income tax expense, which has been reclassified to discontinued operations for the years ended December 31, 2008 and 2007, respectively.

(2)	Includes accounting change related to earnings per share calculation. See Note 17 — Earnings (Losses) Per Share.
     The following information illustrates the effect of the accounting change on our convertible debt instruments. The balances of the liability and equity components as of December 31, 2009 and 2008 are as follows:

	December 31,
(In thousands)	2009	2008
Equity component — net carrying value	$576,626	$583,212

Liability component:
Face amount due at maturity	$1,685,220	$2,650,000
Less: Unamortized discount	(108,740)	(287,178)

Liability component — net carrying value	$1,576,480	$2,362,822

     The remaining debt discount is being amortized into interest expense over the expected remaining life of the convertible debt instruments using the effective interest rate. Interest expense related to the convertible debt instruments was recognized as follows:

	Years Ended December 31,
(In thousands)	2009	2008	2007
Interest expense on convertible debt instruments:
Contractual coupon interest	$18,290	$25,693	$25,850
Amortization of debt discount	85,232	121,916	125,929

Total interest expense	$103,522	$147,609	$151,779

Note 12 Income Taxes
     Effective January 1, 2007, we adopted the revised provisions of the Income Taxes Topic in the ASC relating to uncertain tax positions. We recognized increases of $24 million and $21 million to our tax reserves for uncertain tax positions and interest and penalties, respectively. These increases were accounted for as an increase to other long-term liabilities and as a reduction to retained earnings at January 1, 2007. The change in our unrecognized tax benefits for years ended December 31, 2009, 2008 and 2007 are as follows:

	Year Ended December 31,
(In thousands)	2009	2008	2007
Balance as of January 1,	$51,819	$55,627	$84,294
Additions based on tax positions related to the current year	4,787	3,990	3,298
Additions for tax positions of prior years	12,889	4,168	9,873
Reductions for tax positions of prior years	(447)	(10,966)	(41,838)
Settlements	—	(1,000)	—

Balance as of December 31,	$69,048	$51,819	$55,627

     The balance also represents the amount of unrecognized tax benefits that, if recognized, would favorably impact the effective income tax rate in future periods. As of December 31, 2009, 2008 and 2007, we had approximately $38.5 million, $18.6 million and $28.4 million, respectively, of interest and penalties related to our total gross unrecognized tax benefits. During the years ended December 31, 2009, 2008 and 2007, we accrued and recognized estimated interest related to unrecognized tax benefits and penalties of approximately $5.2 million, $5.3 million and $6.9 million, respectively. We recognize interest and penalties related to income tax matters in the income tax expense line item in our consolidated statements of income (loss).
     We are subject to income taxes in the United States and numerous other jurisdictions. Internationally, a number of our income tax returns from 1995 through 2007 are currently under audit examination. We anticipate that several of these audits could be finalized within 12 months. It is possible that the benefit that relates to our unrecognized tax positions could significantly increase or decrease within 12 months. However, based on the current status of examinations, and the protocol for finalizing audits with the relevant tax authorities, which could include formal legal proceedings, it is not possible to estimate the future impact of the amount of changes, if any, to recorded uncertain tax positions at December 31, 2009.
     Income (loss) from continuing operations before income taxes was comprised of the following:

	Year Ended December 31,
(In thousands)	2009	2008	2007
United States and Other Jurisdictions:
United States	$(716,694)	$313,704	$513,431
Other jurisdictions	554,623	417,550	521,985

Income (loss) before income taxes from continuing operations	$(162,071)	$731,254	$1,035,416

     Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. We are a Bermuda-exempt company. Bermuda does not impose corporate income taxes. Our U.S. subsidiaries are subject to a U.S. federal tax rate of 35%.

     Income tax expense (benefit) from continuing operations consisted of the following:

(In thousands)	2009	2008	2007
Current:
U.S. federal	$(15,434)	$59,914	$116,456
Outside the U.S.	84,220	119,889	97,489
State	746	9,029	14,006

	69,532	188,832	227,951

Deferred:
U.S. federal	(148,188)	57,845	6,740
Outside the U.S.	(46,462)	(44,651)	(40,766)
State	(8,685)	7,634	7,971

	(203,335)	20,828	(26,055)

Income tax expense (benefit)	$(133,803)	$209,660	$201,896

     Nabors is not subject to tax in Bermuda. A reconciliation of the differences between taxes on income (loss) before income taxes computed at the appropriate statutory rate and our reported provision for income taxes follows:

	Year Ended December 31,
(In thousands)	2009	2008	2007
Income tax provision at statutory rate (Bermuda rate of 0%)	$—	$—	$—
Taxes on U.S. and other international earnings (losses) at greater than the Bermuda rate	(130,607)	190,466	214,421
Increase in valuation allowance	6,062	6,604	8,144
Effect of change in tax rate	(9,248)	(5,406)	(17,119)
Establishment of a deferred tax asset, net of valuation allowance	—	1,990	—
Tax reserves and interest	14,652	(657)	(25,527)
State income taxes	(14,662)	16,663	21,977

Income tax expense (benefit)	$(133,803)	$209,660	$201,896

Effective tax rate	83%	29%	19%

     Our effective income tax rate for 2009 reflects the disparity between losses in our U.S. operations (attributable primarily to impairments) and income in our other operations primarily in lower tax jurisdictions. Because the U.S. income tax rate is higher than that of other jurisdictions, the tax benefit from our U.S. losses was not proportionately reduced by the tax expense from our other operations. The result is a net tax benefit that represents a significant percentage (82.5%) of our consolidated loss from continuing operations before income taxes.
     The increase in our effective income tax rate from 2007 to 2008 resulted from (1) our goodwill impairments which had no associated tax benefit, (2) the reversal of certain tax reserves during 2007 in the amount of $25.5 million, (3) a decrease in 2007 tax expense of approximately $16.0 million resulting from a reduction in Canada’s tax rate, and (4) a higher proportion of our 2008 taxable income being generated in the United States, which generally imposes a higher tax rate than the other jurisdictions in which we operate.

     The significant components of our deferred tax assets and liabilities were as follows:

	December 31,
(In thousands)	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$1,852,829	$178,082
Equity compensation	23,340	29,206
Deferred revenue	30,944	24,698
Tax credit and other attribute carryforwards	17,521	28,336
Insurance loss reserve	13,173	22,521
Other	114,520	113,086

Subtotal	2,052,327	395,929
Valuation allowance	(1,570,890)	(132,262)

Deferred tax assets	$481,437	$263,667

(In thousands)
Deferred tax liabilities:
Depreciation, amortization and depletion for tax in excess of book expense	$950,318	$799,542
Variable interest investments	3,064	1,055
Other	47,553	57,510

Deferred tax liability	1,000,935	858,107

Net deferred assets (liabilities)	$(519,498)	$(594,440)

Balance Sheet Summary
Net current deferred asset	$125,163	$28,083
Net noncurrent deferred asset (1)	37,559	—
Net current deferred liability (2)	(8,793)	—
Net noncurrent deferred liability	(673,427)	(622,523)

Net deferred asset (liability)	$(519,498)	$(594,440)

(1)	This amount is included in other long-term assets.

(2)	This amount is included in accrued liabilities.
     For U.S. federal income tax purposes, we have net operating loss (“NOL”) carryforwards of approximately $715.7 million that, if not utilized, will expire during 2017 to 2018. The NOL carryforwards for alternative minimum tax purposes are approximately $12.8 million. Additionally, we have NOL carryforwards in other jurisdictions of approximately $5.8 billion of which $219.9 million that, if not utilized, will expire at various times from 2010 to 2029. We provide a valuation allowance against NOL carryforwards in various tax jurisdictions based on our consideration of existing temporary differences and expected future earning levels in those jurisdictions. We have recorded a deferred tax asset of approximately $1.53 billion as of December 31, 2009 relating to NOL carryforwards that have an indefinite life in several non-U.S. jurisdictions. A valuation allowance of approximately $1.52 billion has been recognized because we believe it is more likely than not that substantially all of the deferred tax asset will not be realized.

     The NOL carryforwards by year of expiration:

(In thousands)	Total	U.S. Federal	Non-U.S.
Year ended December 31,
2010	$2,132	$—	$2,132
2011	1,264	—	1,264
2012	13,849	—	13,849
2013	1,372	—	1,372
2014	7,858	—	7,858
2015	26	—	26
2016	28,239	—	28,239
2017	53,065	9,662	43,403
2018	49,098	17,722	31,376
2019	31,452	—	31,452
2025	16,331	16,331	—
2026	6,904	655	6,249
2027	18,345	1	18,344
2028	32,328	5,433	26,895
2029	673,367	665,933	7,434

Subtotal: expiring NOLs	935,630	715,737	219,893
Non-expiring NOLs	5,583,913	—	5,583,913

Total	$6,519,543	$715,737	$5,803,806

     In addition, for state income tax purposes, we have net operating loss carryforwards of approximately $280 million that, if not utilized, will expire at various times from 2010 to 2029.
     Under U.S. federal tax law, the amount and availability of loss carryforwards (and certain other tax attributes) are subject to a variety of interpretations and restrictive tests applicable to Nabors and our subsidiaries. The utilization of these carryforwards could be limited or effectively lost upon certain changes in our shareholder base. Accordingly, although we believe substantial loss carryforwards are available to us, no assurance can be given concerning these loss carryforwards, or whether or not they will be available in the future.
     Various bills have been introduced in Congress that could reduce or eliminate the tax benefits associated with our reorganization as a Bermuda company. Legislation enacted by Congress in 2004 provides that a corporation that reorganized in a foreign jurisdiction on or after March 4, 2003 be treated as a domestic corporation for United States federal income tax purposes. Nabors’ reorganization was completed June 24, 2002. There has been and we expect that there may continue to be legislation proposed in Congress from time to time which, if enacted, could limit or eliminate the tax benefits associated with our reorganization.
     Because we cannot predict whether legislation will ultimately be adopted, no assurance can be given that the tax benefits associated with our reorganization will ultimately accrue to the benefit of the Company and its shareholders. It is possible that future changes to tax laws (including tax treaties) could impact our ability to realize the tax savings recorded to date as well as future tax savings resulting from our reorganization.
Note 13 Common Shares
     Our authorized share capital consists of 800 million common shares, par value $.001 per share, and 25 million preferred shares, par value $.001 per share. Common shares issued were 313,915,220 and 312,343,407 at $.001 par value as of December 31, 2009 and 2008, respectively.
     For the years ended December 31, 2008 and 2007, we repurchased 8.5 million and 3.8 million, respectively, of our common shares in the open market for $281.1 million and $102.5 million, respectively, all of which are held in treasury. No shares were purchased in the open market during 2009. From time to time, treasury shares may be reissued. When shares are reissued, we use the weighted-average-cost method for determining cost. The difference between the cost of the shares and the issuance price is added to or deducted from our capital in excess of par value account.

     During 2008 we entered into a three-month written put option for 1 million of our common shares with a strike price of $25 per common share. We settled this contract during the fourth quarter of 2008 and paid cash of $22.6 million, net of the premium, and recognized a loss of $9.9 million which is included in losses (gains) on sales and retirements of long-lived assets and other expense (income), net in our consolidated statements of income (loss).
     During 2009 our outstanding shares increased by 218,835 pursuant to a share settlement of stock options exercised by Nabors’ Deputy Chairman, President and Chief Operating Officer, Anthony G. Petrello. As part of the transaction, Mr. Petrello surrendered 531,165 unexercised vested stock options to the Company with a value of approximately $5.6 million to satisfy the option exercise price and related income taxes. During 2007 our outstanding shares increased by 729,866 pursuant to a share settlement of stock options exercised by Nabors’ Chairman and Chief Executive Officer, Eugene M. Isenberg. As part of the transaction, Mr. Isenberg surrendered 4,142,812 unexercised vested stock options to the Company with a value of approximately $29.7 million to satisfy the option exercise price and related income taxes.
     For the years ended December 31, 2009, 2008 and 2007 the Compensation Committee of our Board of Directors granted restricted stock awards to some of our executive officers, other key employees, and independent directors. We awarded 85,000, 4,982,536 and 1,744,627 restricted shares at an average market price of $11.55, $20.68 and $30.18 to these individuals for 2009, 2008 and 2007, respectively. See Note 6 — Share-Based Compensation for a summary of our restricted stock and option awards as of December 31, 2009.
     For the years ended December 31, 2009, 2008 and 2007 our employees exercised vested options to acquire 1.5 million, 2.5 million and 4.5 million of our common shares, respectively, resulting in proceeds of $11.2 million, $56.6 million and $61.6 million, respectively.
     During 2008 in connection with the redemption of the zero coupon senior exchangeable notes due 2023, we issued 5.25 million of our treasury shares with a fair value of $249.8 million to satisfy the obligation to the noteholders to pay the excess over the principal amount of the notes that were exchanged. The treasury shares issued in connection with the redemption of the zero coupon senior exchangeable notes had a cost basis of $181.2 million. See Note 11 — Debt for additional discussion.
     In conjunction with our acquisition of Ryan Energy Technologies Inc. in October 2002 and our acquisition of Enserco Energy Services Company Inc. in April 2002, we issued 760,528 and 7,098,164 exchangeable shares of Nabors Exchangeco (Canada) Inc., one of our wholly owned Canadian subsidiaries (“Nabors Exchangeco”), respectively. During 2009 we redeemed the exchangeable shares of Nabors Exchangeco for Nabors’ common shares on a one-for-one basis.
Note 14 Pension, Postretirement and Postemployment Benefits
Pension Plans
     In conjunction with our acquisition of Pool Energy Services Co. (“Pool”) in November 1999, we acquired the assets and liabilities of a defined benefit pension plan, the Pool Company Retirement Income Plan (the “Pool Pension Plan”). Benefits under the Pool Pension Plan are frozen and participants were fully vested in their accrued retirement benefit on December 31, 1998.
     Summarized information on the Pool Pension Plan is as follows:

	Pension Benefits
(In thousands)	2009	2008
Change in benefit obligation:
Benefit obligation at beginning of year	$17,781	$16,631
Interest cost	1,093	1,066
Actuarial loss (gain)	590	610
Benefit payments	(599)	(526)

Benefit obligation at end of year (1)	$18,865	$17,781

Change in plan assets:
Fair value of plan assets at beginning of year	$12,113	$15,309
Actual (loss) return on plan assets	1,902	(3,248)

	Pension Benefits
(In thousands)	2009	2008
Employer contribution	642	578
Benefit payments	(599)	(526)

Fair value of plan assets at end of year	$14,058	$12,113

Funded status:
Underfunded status at end of year	$(4,807)	$(5,668)
Amounts recognized in consolidated balance sheets:
Other long-term liabilities	$(4,807)	$(5,668)
Components of net periodic benefit cost (recognized in our consolidated statements of income):
Interest cost	$1,093	$1,066
Expected return on plan assets	(794)	(1,001)
Recognized net actuarial loss	545	95

Net periodic benefit cost	$844	$160

Weighted-average assumptions:
Weighted-average discount rate	6.00%	6.25%
Expected long-term rate of return on plan assets	6.50%	6.50%

(1)	As of December 31, 2009 and 2008, the accumulated benefit obligation was the same as the projected benefit obligation.
     For the years ended December 31, 2009, 2008 and 2007, the net actuarial loss amounts included in accumulated other comprehensive income (loss) in the consolidated statements of changes in equity were approximately $(6.3) million, $(7.4) million and $(2.6) million, respectively. There were no other components, such as prior service costs or transition obligations relating to pension costs recorded within accumulated other comprehensive income (loss) during 2009, 2008 and 2007.
     The amount included in accumulated other comprehensive income (loss) in the consolidated statements of changes in equity that is expected to be recognized as a component of net periodic benefit cost during 2010 is approximately $.4 million.
     We analyze the historical performance of investments in equity and debt securities, together with current market factors such as inflation and interest rates to help us make assumptions necessary to estimate a long-term rate of return on plan assets. Once this estimate is made, we review the portfolio of plan assets and make adjustments thereto that we believe are necessary to reflect a diversified blend of investments in equity and debt securities that is capable of achieving the estimated long-term rate of return without assuming an unreasonable level of investment risk.
     The following table sets forth, by level within the fair value hierarchy, the investments in the Pool Pension Plan as of December 31, 2009. The investments’ fair value measurement level within the fair value hierarchy is classified in its entirety based on the lowest level of input that is significant to the measurement.

	Fair Value as of December 31, 2009
	Level	Level	Level
(In thousands)	1	2	3	Total
Assets:
Cash	$450	$—	$—	$450
Short-term investments: (1)
Available-for-sale equity securities (2)	—	7,764	—	7,764
Available-for-sale debt securities (3)	—	5,844	—	5,844

Total investments	—	13,608	—	13,608

Total	$450	$13,608	$	$14,058

(1)	Includes investments in collective trust funds which are valued based on the fair value of the underlying investments using quoted prices in active markets or other significant inputs that are deemed observable.

(2)	Includes funds that invest primarily in U.S. common stocks and foreign equity securities.

(3)	Includes funds that invest primarily in investment grade debt.

     The measurement date used to determine pension measurements for the plan is December 31.
     Our weighted-average asset allocations as of December 31, 2009 and 2008, by asset category are as follows:

	Pension Benefits
	2009	2008
Cash	3%	0%
Equity securities	55%	55%
Debt securities	42%	45%

Total	100%	100%

     We invest plan assets based on a total return on investment approach, pursuant to which the plan assets include a diversified blend of investments in equity and debt securities toward a goal of maximizing the long-term rate of return without assuming an unreasonable level of investment risk. We determine the level of risk based on an analysis of plan liabilities, the extent to which the value of the plan assets satisfies the plan liabilities and our financial condition. Our investment policy includes target allocations approximating 55% investment in equity securities and 45% investment in debt securities. The equity portion of the plan assets represents growth and value stocks of small, medium and large companies. We measure and monitor the investment risk of the plan assets both on a quarterly basis and annually when we assess plan liabilities.
     We expect to contribute approximately $.5 million to the Pool Pension Plan in 2010. This is based on the sum of (1) the minimum contribution for the 2009 plan year that will be made in 2010 and (2) the estimated minimum required quarterly contributions for the 2010 plan year. We made contributions to the Pool Pension Plan in 2009 and 2008 totaling $.6 million, respectively.
     As of December 31, 2009, we expect that benefits to be paid in each of the next five years after 2009 and in the aggregate for the five years thereafter will be as follows:

(In thousands)
2010	$639
2011	712
2012	779
2013	879
2014	1,007
2015 — 2019	6,409
     Some of our employees are covered by defined contribution plans. Our contributions to the plans totaled $19.8 million and $17.5 million for the years ended December 31, 2009 and 2008, respectively. Nabors does not provide postemployment benefits to its employees.
Postretirement Benefits Other Than Pensions
     Prior to the date of our acquisition, Pool provided certain postretirement healthcare and life insurance benefits to eligible retirees who had attained specific age and years of service requirements. Nabors terminated this plan at the date of acquisition (November 24, 1999). A liability of approximately $.2 million is recorded in our consolidated balance sheets as of December 31, 2009 and 2008, respectively, to cover the estimated costs of beneficiaries covered by the plan at the date of acquisition.
Note 15 Related-Party Transactions
     Nabors and its Chairman and Chief Executive Officer, its Deputy Chairman, President and Chief Operating Officer, and certain other key employees entered into split-dollar life insurance agreements, pursuant to which we pay a portion of the premiums under life insurance policies with respect to these individuals and, in some instances, members of their families. These agreements provide that we are reimbursed for the premium payments upon the occurrence of specified events, including the death of an insured individual. Any recovery of premiums paid by Nabors could be limited to the cash surrender value of the policies under certain circumstances. As such, the values of these policies are recorded at their respective cash surrender values in our consolidated balance sheets. We have made premium payments to date totaling $11.7 million related to these policies. The cash surrender value of these policies of approximately $9.3 million and $8.4 million is included in other long-term assets in our consolidated balance sheets as of December 31, 2009 and 2008, respectively.

     Under the Sarbanes-Oxley Act of 2002, the payment of premiums by Nabors under the agreements with our Chairman and Chief Executive Officer and with our Deputy Chairman, President and Chief Operating Officer could be deemed to be prohibited loans by us to these individuals. Consequently, we have paid no premiums related to our agreements with these individuals since the adoption of the Sarbanes-Oxley Act.
     In the ordinary course of business, we enter into various rig leases, rig transportation and related oilfield services agreements with our unconsolidated affiliates at market prices. Revenues from business transactions with these affiliated entities totaled $327.3 million, $285.3 million and $153.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Expenses from business transactions with these affiliated entities totaled $9.8 million, $9.6 million and $6.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. Additionally, we had accounts receivable from these affiliated entities of $104.2 million and $107.5 million as of December 31, 2009 and 2008, respectively. We had accounts payable to these affiliated entities of $14.8 million and $10.0 million as of December 31, 2009 and 2008, respectively, and long-term payables with these affiliated entities of $.8 million and $7.8 million as of December 31, 2009 and 2008, respectively, which are included in other long-term liabilities.
     We own an interest in Shona Energy Company, LLC (“Shona”), a company of which Mr. Payne, an independent member of our Board of Directors, is the Chairman and Chief Executive Officer. During the fourth quarter of 2008, we purchased 1.8 million common shares of Shona for $.9 million. During the first quarter of 2010, we purchased shares of Shona’s preferred stock and warrants to purchase additional common shares for $.9 million. After these transactions, we hold a minority interest of approximately 11% of the issued and outstanding shares of Shona.
Note 16 Commitments and Contingencies
Commitments
Operating Leases
     Nabors and its subsidiaries occupy various facilities and lease certain equipment under various lease agreements. The minimum rental commitments under non-cancelable operating leases, with lease terms in excess of one year subsequent to December 31, 2009, are as follows:

(In thousands)
2010	$15,498
2011	10,812
2012	2,893
2013	2,525
2014	2,315
Thereafter	1,507

$35,550

     The above amounts do not include property taxes, insurance or normal maintenance that the lessees are required to pay. Rental expense relating to operating leases with terms greater than 30 days amounted to $25.5 million, $29.4 million and $25.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.
Employment Contracts
     We have entered into employment contracts with certain of our employees. Our minimum salary and bonus obligations under these contracts as of December 31, 2009 are as follows:

(In thousands)
2010	$10,723
2011	10,665
2012	10,665
2013	3,070
2014 and thereafter	319

$35,442

     Nabors’ Chairman and Chief Executive Officer, Eugene M. Isenberg, and its Deputy Chairman, President and Chief Operating Officer, Anthony G. Petrello, had employment agreements (“prior employment agreements”) in effect through the first quarter of 2009. Effective April 1, 2009, the Company entered into amended and restated employment agreements (“new employment agreements”) with them which extended the terms through March 30, 2013.

     For the three months ended March 31, 2009, the prior employment agreements provided for annual cash bonuses in an amount equal to 6% and 2%, for Messrs. Isenberg and Petrello, respectively, of Nabors’ net cash flow (as defined in the respective employment agreements) in excess of 15% of the average shareholders’ equity for each fiscal year. Mr. Petrello’s bonus was subject to a minimum of $700,000 per year.
     Effective April 1, 2009, the new employment agreements for Messrs. Isenberg and Petrello amend and restate the prior employment agreements. The new employment agreements provide for an extension of the employment term through March 30, 2013, with automatic one-year extensions beginning April 1, 2011, unless either party gives notice of non-renewal. The base salaries for Messrs. Isenberg and Petrello were increased to $1.3 million and $1.1 million, respectively. Mr. Isenberg has agreed to donate the after-tax proceeds of his base salary to an educational fund intended to benefit Company employees or other worthy candidates.
     On June 29, 2009, the new employment agreements for Messrs. Isenberg and Petrello were amended to provide for a reduction in the annual rate of base salary payable to each of Messrs. Isenberg and Petrello to $1.17 million per year and $990,000 per year, respectively, for the period from June 29, 2009 to December 27, 2009. On December 28, 2009, the agreements were further amended to extend through June 27, 2010 the previously agreed salary reduction.
     In addition to a base salary, the new employment agreements provide for annual cash bonuses in an amount equal to 2.25% and 1.5%, for Messrs. Isenberg and Petrello, respectively, of Nabors’ net cash flow (as defined in the respective employment agreements) in excess of 15% of the average shareholders’ equity for each fiscal year. The new employment agreements also provide a quarterly deferred bonus of $.6 million and $.25 million, respectively, to the accounts of Messrs. Isenberg and Petrello under Nabors’ executive deferred compensation plan for each quarter they are employed beginning June 30, 2009 and, in Mr. Petrello’s case, ending March 30, 2019.
     For 2009, the annual cash bonuses for Messrs. Isenberg and Petrello pursuant to the formulas described in their employment agreements were $15.4 million and $4.9 million, respectively, for the first quarter of 2009 in accordance with the prior employment agreement provisions and $4.5 million and $3.0 million, respectively, for the second through fourth quarter of 2009 in accordance with the new employment agreement provisions.
     Messrs. Isenberg and Petrello also are eligible for awards under Nabors’ equity plans, may participate in annual long-term incentive programs and pension and welfare plans on the same basis as other executives, and may receive special bonuses from time to time as determined by the Board of Directors. The new employment agreements effectively eliminated the risk of forfeiture of outstanding stock awards. Accordingly, we recognized compensation expense during the second quarter with respect to all previously granted unvested awards to Messrs. Isenberg and Petrello. As a result, as of December 31, 2009, there was no unrecognized compensation expense related to restricted stock and stock option awards for either Mr. Isenberg or Mr. Petrello.
     Termination in the event of death, disability, or termination without cause (including in the event of a Change in Control) . The new employment agreements provide for severance payments in the event that either Mr. Isenberg’s or Mr. Petrello’s employment agreement is terminated (i) upon death or disability, (ii) by Nabors prior to the expiration date of the employment agreement for any reason other than for Cause (as defined in the respective employment agreements), or (iii) by either individual for Constructive Termination Without Cause, each as defined in the respective employment agreements. Termination in the event of a Change in Control (as defined in the respective employment agreements) is considered a Constructive Termination Without Cause. Mr. Isenberg would be entitled to receive within 30 days of any such triggering event a payment of $100 million. Mr. Petrello would be entitled to receive within 30 days of his death or disability a payment of $50 million or in the event of Termination Without Cause or Constructive Termination Without Cause, a payment based on a formula of three times the average of his base salary and annual bonus (calculated as though the bonus formula under the new employment agreement had been in effect) paid during the three fiscal years preceding the termination. If, by way of example, Mr. Petrello were Terminated Without Cause subsequent to December 31, 2009, his payment would be approximately $45 million. The formula will be further reduced to two times the average stated above effective April 1, 2015.

     The Company does not have insurance to cover its obligations in the event of death, disability, or termination without cause for either Messrs. Isenberg or Petrello and the Company has not recorded an expense or accrued a liability relating to these potential obligations.
     In addition, under the new employment agreements, the affected individual would be entitled to receive (a) any unvested restricted stock or stock options outstanding, which would immediately and fully vest; (b) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites), which would be continued through the later of the expiration date or three years after the termination date; (c) continued participation in medical, dental and life insurance coverage until the executive received equivalent benefits or coverage through a subsequent employer or until the death of the executive or his spouse, whichever were later; and (d) any other or additional benefits in accordance with applicable plans and programs of Nabors. The vesting of unvested equity awards would not result in the recognition of any additional compensation expense, as all compensation expense related to Messrs. Isenberg’s and Petrello’s outstanding awards has been recognized as of December 31, 2009. In addition, the new employment agreements eliminate all tax gross-ups, including without limitation tax gross-ups on golden parachute excise taxes, which applied under the prior employment agreements. Estimates of the cash value of Nabors’ obligations to Messrs. Isenberg and Petrello under (b), (c) and (d) above are included in the payment amounts above.
     Other Obligations. In addition to salary and bonus, each of Messrs. Isenberg and Petrello receive group life insurance at an amount at least equal to three times their respective base salaries, various split-dollar life insurance policies, reimbursement of expenses, various perquisites and a personal umbrella insurance policy in the amount of $5 million. Premiums payable under the split-dollar life insurance policies were suspended as a result of the adoption of the Sarbanes-Oxley Act of 2002.
Contingencies
Income Tax Contingencies
     We are subject to income taxes in the United States and numerous other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly under audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than what is reflected in income tax provisions and accruals. An audit or litigation could materially affect our financial position, income tax provision, net income, or cash flows in the period or periods challenged.
     It is possible that future changes to tax laws (including tax treaties) could impact our ability to realize the tax savings recorded to date as well as future tax savings, resulting from our 2002 corporate reorganization. See Note 11 – Income Taxes for additional discussion.
     On September 14, 2006, Nabors Drilling International Limited, one of our wholly owned Bermuda subsidiaries (“NDIL”), received a Notice of Assessment (the “Notice”) from Mexico’s federal tax authorities in connection with the audit of NDIL’s Mexican branch for 2003. The Notice proposes to deny depreciation expense deductions relating to drilling rigs operating in Mexico in 2003. The Notice also proposes to deny a deduction for payments made to an affiliated company for the procurement of labor services in Mexico. The amount assessed was approximately $19.8 million (including interest and penalties). Nabors and its tax advisors previously concluded that the deductions were appropriate and more recently that the government’s position lacks merit. NDIL’s Mexican branch took similar deductions for depreciation and labor expenses from 2004 to 2008. On June 30, 2009, the government proposed similar assessments against the Mexican branch of another wholly owned Bermuda subsidiary, Nabors Drilling International II Ltd. (“NDIL II”) for 2006. We anticipate that a similar assessment will eventually be proposed against NDIL for 2004 through 2008 and against NDIL II for 2007 to 2009. We believe that the potential assessments will range from $6 million to $26 million per year for the period from 2004 to 2009, and in the aggregate, would be approximately $90 million to $95 million. Although we believe that any assessments relating to the 2004 to 2009 years would also lack merit, a reserve has been recorded in accordance with GAAP. If these additional assessments were made and we ultimately did not prevail, we would be required to recognize additional tax for the amount of the aggregate over the current reserve.

Self-Insurance
     We self-insure for certain losses relating to workers’ compensation, employers’ liability, general liability, automobile liability and property damage. Effective April 1, 2009 with our insurance renewal, changes have been made to our self-insured retentions. Some workers’ compensation claims are subject to a minimum $1.0 million deductible liability, plus an additional $3.0 million corridor deductible. Some employers’ liability and marine employers’ liability claims are subject to a $2.0 million per-occurrence deductible. Some automobile liability is subject to a $.5 million per-occurrence deductible, plus an additional $1.0 million corridor deductible. General liability claims are subject to a $5.0 million per-occurrence deductible.
     In addition, we are subject to a $5.0 million deductible for all land rigs and a $10.0 million deductible for offshore rigs. This applies to all kinds of risks of physical damage except for named windstorms in the U.S. Gulf of Mexico for which we are self-insured.
     Political risk insurance is procured for select operations in South America, Africa, the Middle East and Asia. Losses are subject to a $.25 million deductible, except for Colombia, which is subject to a $.5 million deductible. There is no assurance that such coverage will adequately protect Nabors against liability from all potential consequences.
     As of December 31, 2009 and 2008, our self-insurance accruals totaled $139.0 million and $163.0 million, respectively, and our related insurance recoveries/receivables were $12.9 million and $9.7 million, respectively.
Litigation
     Nabors and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.
     On July 5, 2007, we received an inquiry from the U.S. Department of Justice relating to its investigation of one of one of our vendors and compliance with the Foreign Corrupt Practices Act. The inquiry relates to transactions with and involving Panalpina, which provides freight forwarding and customs clearance services to some of our affiliates. To date, the inquiry has focused on transactions in Kazakhstan, Saudi Arabia, Algeria and Nigeria. The Audit Committee of our Board of Directors has engaged outside counsel to review some of our transactions with this vendor. The Audit Committee has received periodic updates at its regularly scheduled meetings, and the Chairman of the Audit Committee has received updates between meetings as circumstances warrant. The investigation includes a review of certain amounts paid to and by Panalpina in connection with obtaining permits for the temporary importation of equipment and clearance of goods and materials through customs. Both the SEC and the Department of Justice have been advised of the Company’s investigation. The ultimate outcome of this investigation or the effect of implementing any further measures that may be necessary to ensure full compliance with applicable laws cannot be determined at this time.
     A court in Algeria entered a judgment of approximately $19.7 million against us related to alleged customs infractions in 2009. We believe we did not receive proper notice of the judicial proceedings, and that the amount of the judgment is excessive. We have asserted the lack of legally required notice as a basis for challenging the judgment on appeal to the Algeria Supreme Court. Based upon our understanding of applicable law and precedent, we believe that this challenge will be successful. We do not believe that a loss is probable and have not accrued any amounts related to this matter. However, the ultimate resolution and the timing thereof are uncertain. If the Company is ultimately required to pay a fine or judgment related to this matter, the amount of the loss could range from approximately $140,000 to $19.7 million.

Off-Balance Sheet Arrangements (Including Guarantees)
     We are a party to some transactions, agreements or other contractual arrangements defined as “off-balance sheet arrangements” that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve agreements and obligations under which we provide financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers’ compensation insurance program and other financial surety instruments such as bonds. We have also guaranteed payment of contingent consideration in conjunction with an acquisition in 2005. Potential contingent consideration is based on future operating results of the acquired business. In addition, we have provided indemnifications, which serve as guarantees, to some third parties. These guarantees include indemnification provided by Nabors to our share transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees.
     Management believes the likelihood that we would be required to perform or otherwise incur any material losses associated with any of these guarantees is remote. The following table summarizes the total maximum amount of financial guarantees issued by Nabors and guarantees representing contingent consideration in connection with a business combination:

	Maximum Amount
(In thousands)	2010	2011	2012	Thereafter	Total
Financial standby letters of credit and other financial surety instruments	$66,182	$10,808	$277	$—	$77,267

Contingent consideration in acquisition	—	4,250	—	—	4,250

Total	$66,182	$15,058	$277	$—	$81,517

Note 17 Earnings (Losses) Per Share
     Prior to January 1, 2009, we excluded unvested restricted stock awards in the calculation of basic earnings per share and applied the treasury stock method of accounting in calculating the effect on fully diluted shares of unvested restricted stock.
     Effective January 1, 2009, we include unvested restricted stock awards in the calculation of basic and diluted earnings per share using the two-class method as required by the Earnings Per Share Topic of the ASC. This accounting change resulted in reductions to our basic earnings per share calculations of $.02 and to our diluted earnings per share calculations of $.02 for the years ended December 31, 2008 and 2007.

     A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Year Ended December 31,
(In thousands, except per share amounts)	2009	2008	2007
Net income (loss) (numerator):
Income (loss) from continuing operations, net of tax	$(28,268)	$521,594	$833,520
Less: net (income) loss attributable to noncontrolling interest	342	(3,927)	420

Net income (loss) from continuing operations – basic	(27,926)	517,667	833,940
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
0.94% senior exchangeable notes due 2011 (1)	—	—	—
Zero coupon convertible senior debentures due 2021 (2)	—	—	—
Zero coupon exchangeable notes due 2023 (3)	—	—	—

Adjusted net income (loss) attributable to Nabors – diluted	$(27,926)	$517,667	$833,940

Earnings (losses) per Nabors’ share:

Basic from continuing operations	$(.10)	$1.84	$2.97

Diluted from continuing operations	$(.10)	$1.80	$2.89

Income from discontinued operations, net of tax	$(57,620)	$(41,930)	$31,762

Earnings (losses) per share, discontinued operations:
Basic from discontinued operations	$(.20)	$(.15)	$.11

Diluted from discontinued operations	$(.20)	$(.15)	$.11

Shares (denominator):
Weighted-average number of shares outstanding — basic (4)	283,326	281,622	281,238
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	—	5,332	6,988
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
0.94% senior exchangeable notes due 2011 (1)	—	—	—
Zero coupon convertible senior debentures due 2021 (2)	—	—	—
Zero coupon exchangeable notes due 2023 (3)	—	1,282	—

Weighted-average number of shares outstanding — diluted	283,326	288,236	288,226

(1)	Diluted earnings (losses) per share for the years ended December 31, 2009, 2008 and 2007 exclude any incremental shares issuable upon exchange of the 0.94% senior exchangeable notes due 2011. During 2008 and 2009 collectively, we purchased $1.1 billion par value of these notes in the open market, leaving approximately $1.7 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would issue an incremental number of shares only upon exchange of these notes. Such shares are included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation only when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during any period for the years ended December 31, 2009, 2008 and 2007.

(2)	In July 2008 Nabors Delaware paid $60.6 million in cash to redeem the notes, which equaled the issue price of $50.4 million plus accrued original issue discount of $10.2 million. No common shares were issued as part of the redemption of the zero coupon convertible senior debentures.

(3)	In June and July 2008 Nabors Delaware paid cash of $171.8 million and $528.2 million, respectively, to redeem all of the notes. In addition to the $700 million in cash, we issued 5.25 million common shares with a fair value of $249.8 million, which equated to the excess of the exchange value of the notes over their principal amount. Because the conversion was completed during 2008, diluted earnings per share for the year ended December 31, 2008 reflect the conversion of the zero coupon senior exchangeable notes due 2023 which included the effect of the 5.25 million shares in the calculation of the weighted-average number of basic shares outstanding. Diluted earnings per share for the year ended December 31, 2007 did not include any incremental shares issuable upon exchange because the incremental shares would only be included in the weighted-average number of shares outstanding in our diluted earnings per share calculation when the price of our shares exceeded $35.05 on the last trading day of the quarter, which did not occur on December 31, 2007.

(4)	On July 31, 2009, the exchangeable shares of Nabors Exchangeco were exchanged for Nabors’ common shares on a one-for-one basis. Basic shares outstanding includes the following weighted-average number of common shares and restricted stock of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco, respectively: 283.2 million and .1 million shares for the year ended December 31, 2009; 281.5 million and .1 million shares for the year ended December 31, 2008; 281.1 million and .1 million shares for the year ended December 31, 2007.
     For all periods presented, the computation of diluted earnings (losses) per Nabors’ share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would be anti-dilutive and because they are not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would potentially dilute earnings per share in the future was 34,113,887, 7,416,865 and 5,083,510 shares during the years ended December 31, 2009, 2008 and 2007, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered participating securities.
Note 18 Supplemental Balance Sheet, Income Statement and Cash Flow Information
     At December 31, 2009, other long-term assets included a deposit of $40 million of restricted funds held at a financial institution to assure future credit availability for an unconsolidated affiliate. This cash is excluded from cash and cash equivalents in the Consolidated Balance Sheets and Statements of Cash Flows.
     Accrued liabilities include the following:

	December 31,	December 31,
(In thousands)	2009	2008
Accrued compensation	$79,195	$164,712
Deferred revenue	57,563	72,377
Other taxes payable	33,126	24,191
Workers’ compensation liabilities	31,944	23,618
Interest payable	78,607	37,334
Due to joint venture partners	25,641	25,641
Warranty accrual	6,970	8,639
Litigation reserves	11,951	4,825
Professional fees	3,390	1,424
Current deferred tax liability	8,793	—
Other accrued liabilities	9,157	4,632

	$346,337	$367,393

     Investment income (loss) includes the following:

	Year Ended December 31,
(In thousands)	2009		2008		2007
Interest and dividend income	$15,777		$40,148		$45,099
Gains (losses) on marketable and non-marketable securities, net	9,822	(1)	(18,736	)(2)	(61,389	)(3)

	$25,599		$21,412		$(16,290)

(1)	This amount reflects net unrealized gains of $9.8 million from our trading securities.

(2)	This amount reflects net unrealized gains of $8.5 million from our trading securities, partially offset by losses of $27.4 million from our actively managed funds classified as long-term investments.

(3)	This amount reflects a net loss of approximately $61.4 million from the portion of our long-term investments comprised of our actively managed funds inclusive of substantial gains from sales of our marketable equity securities.

     Losses (gains) on sales and retirements of long-lived assets and other expense (income), net includes the following:

	Year Ended December 31,
(In thousands)	2009	2008	2007
Losses (gains) on sales, retirements and involuntary conversions of long-lived assets	$5,525	$14,013 (1)	$4,891 (2)
Litigation expenses	11,474	3,492	9,568
Foreign currency transaction losses (gains)	8,372	(2,718)	(3,235)
(Gains) losses on derivative instruments	(1,399)	14,581 (3)	1,347
Gain on debt extinguishment (4)	(11,197)	(12,248)	—
Other losses (gains)	(216)	(1,291)	(794)

	$12,559	$15,829	$11,777

(1)	This amount includes involuntary conversion losses recorded as a result of Hurricanes Gustav and Ike during 2008 of approximately $12.0 million, net of insurance recoveries.

(2)	This amount includes a $38.6 million gain from the sale of three accommodation units in the second quarter of 2007 and $40.0 million in losses on long-lived asset retirements during 2007.

(3)	This amount includes a $9.9 million loss on a three-month written put option and a $4.7 million loss on the fair value of our range-cap-and-floor derivative.

(4)	These amounts include $11.5 million and $12.2 million pre-tax gains on our purchases of our 0.94% senior exchangeable notes in the open market during 2009 and 2008, respectively.
     Supplemental cash flow information for the years ended December 31, 2009, 2008 and 2007 is as follows:

	Year Ended December 31,
(In thousands)	2009	2008	2007
Cash paid for income taxes	$107,994	$235,907	$378,726
Cash paid for interest, net of capitalized interest	126,796	67,327	41,715
Acquisitions of businesses:
Fair value of assets acquired	—	7,328	—
Goodwill	—	284	8,391
Liabilities assumed	—	(6,352)	—
Common stock of acquired company previously owned	—	—	—
Equity consideration issued	—	—	—

Cash paid for acquisitions of businesses	—	1,260	8,391
Cash acquired in acquisitions of businesses	—	(973)	—

Cash paid for acquisitions of businesses, net	$—	$287	$8,391

          Comprehensive income (loss) for the years ended December 31, 2009, 2008 and 2007 is as follows:

	Year Ended December 31,
(In thousands)	2009	2008	2007
Comprehensive income (loss) attributable to Nabors	$153,640	$206,622	$987,076
Comprehensive income (loss) attributable to noncontrolling interest	1,682	1,390	1,823

Total comprehensive income (loss)	$155,322	$208,012	$988,899

Note 19 Unaudited Quarterly Financial Information

	Year Ended December 31, 2009
(In thousands, except	Quarter Ended
per share amounts)	March 31,	June 30,	September 30,	December 31,
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations (1)	$1,132,406	$862,103	$806,303	$727,174

Income (loss) from continuing operations, net of tax	$124,083	$(184,565)	$53,675	$(21,461)
Income from discontinued operations, net of tax	36	(8,641)	(23,250)	(25,765)
Less: Net (income) loss attributable to noncontrolling interest	1,051	220	(895)	(34)

Net income (loss) attributable to Nabors	$125,170	$(192,986)	$29,530	$(47,260)

Earnings (loss) per Nabors’ share: (2)
Basic from continuing operations	$.44	$(.65)	$.18	$(.08)
Basic from discontinued operations	—	(.03)	(.08)	(.09)

Total Basic	$.44	$(.68)	$.10	$(.17)

Diluted from continuing operations	$.44	$(.65)	$.18	$(.08)
Diluted from discontinued operations	—	(.03)	(.08)	(.09)

Total Diluted	$.44	$(.68)	$.10	$(.17)

	Year Ended December 31, 2008
(In thousands, except	Quarter Ended
per share amounts)	March 31,	June 30,	September 30,	December 31,
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations (3)	$1,304,827	$1,281,256	$1,463,243	$1,265,668

Income (loss) from continuing operations, net of tax	$222,028	$178,374	$197,759	$(76,567)
Income from discontinued operations, net of tax	(9,508)	(2,070)	(906)	(29,446)
Less: Net (income) loss attributable to noncontrolling interest	(476)	109	(2,870)	(690)

Net income (loss) attributable to Nabors	$212,044	$176,413	$193,983	$(106,703)

Earnings per Nabors’ share: (2)
Basic from continuing operations	$.79	$.64	$.69	$(.28)
Basic from discontinued operations	(.03)	(.01)	—	(.10)

Total Basic	$.76	$.63	$.69	$(.38)

Diluted from continuing operations	$.77	$.61	$.67	$(.28)
Diluted from discontinued operations	(.03)	(.01)	—	(.10)

Total Diluted	$.74	$.60	$.67	$(.38)

(1)	Includes earnings (losses) from unconsolidated affiliates, net, accounted for by the equity method, of $(64.5) million, $(5.7) million, $17.1 million and $(102.3) million, respectively.

(2)	Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total computed for the year.

(3)	Includes earnings (losses) from unconsolidated affiliates, net, accounted for by the equity method, of $5.0 million, $(1.1) million, $10.8 million and $(207.3) million, respectively.

Note 20 Discontinued Operation
     During 2010, we began actively marketing our oil and gas assets in the Horn River basin in Canada and in the Llanos basin in Colombia. These assets also include our 49.7% and 50.0% ownership interests in our investments of Remora and SMVP, respectively, which we account for using the equity method of accounting. All of these assets are included in our oil and gas operating segment. We determined that the plan of sale criteria in the ASC Topic relating to the Presentation of Financial Statements for Assets Sold or Held for Sale had been met during the third quarter of 2010. Accordingly, we reclassified these wholly owned oil and gas assets from our property, plant and equipment, net, as well as our investment balances for Remora and SMVP from investments in unconsolidated affiliates to assets held for sale in our consolidated balance sheet at September 30, 2010.
     In August 2007, we sold our Sea Mar business which had previously been included in Other Operating Segments to an unrelated third party for a cash purchase price of $194.3 million, resulting in a pre-tax gain of $49.5 million. The assets included 20 offshore supply vessels and some related assets, including its right under a vessel construction contract. We have not had any continuing involvement subsequent to the sale of this business.
     The operating results from these assets for all periods presented are reported as discontinued operations in the accompanying audited consolidated statements of income (loss) and the respective accompanying notes to the consolidated financial statements. Our condensed statements of income from discontinued operations related to the oil and gas assets and the Sea Mar business for the years ended December 31, 2009, 2008 and 2007 were as follows:
Condensed Statements of Income

	Year Ended December 31,
(In thousands)	2009	2008	2007
Revenues from oil and gas assets	$8,937	$4,354	$100
Revenues from Sea Mar business	$—	$—	$58,887
Earnings (losses) from unconsolidated affiliates	$(59,248)	$(37,286)	$(3,256)

Income (loss) from discontinued operations
Income (loss) from discontinued operations from oil and gas assets	$(73,045)	$(45,443)	$(3,262)
Income (loss) from discontinued operations from Sea Mar business	—	—	26,092
Gain on disposal of Sea Mar business	—	—	49,500
Less: income tax expense (benefit)	(15,425)	(3,513)	40,568

Income (loss) from discontinued operations, net of tax	$(57,620)	$(41,930)	$31,762

Note 21 Segment Information
     As of December 31, 2009, we operate our business out of 10 operating segments. Our six Contract Drilling operating segments are engaged in drilling, workover and well-servicing operations, on land and offshore, and represent reportable segments. These operating segments consist of our Alaska, U.S. Lower 48 Land Drilling, U.S. Land Well-servicing, U.S. Offshore, Canada and International business units. Our oil and gas operating segment includes Ramshorn Investments, Inc. and our unconsolidated oil and gas joint ventures with First Reserve Corporation. This segment is engaged in the exploration for, and the development of and production of oil and natural gas. Our Other Operating Segments, consisting of Canrig Drilling Technology Ltd., Ryan Energy Technologies, and Nabors Blue Sky Ltd., are engaged in the manufacturing of top drives, manufacturing of drilling instrumentation systems, construction and logistics services, trucking and logistics services, manufacturing and marketing of directional drilling and rig instrumentation systems, directional drilling, rig instrumentation and data collection services, and heliportable well services. These Other Operating Segments do not meet the criteria for disclosure, individually or in the aggregate, as reportable segments.
     The accounting policies of the segments are the same as those described in Note 2 — Summary of Significant Accounting Policies. Inter-segment sales are recorded at cost or cost plus a profit margin. We evaluate the performance of our segments based on several criteria, including adjusted income (loss) derived from operating activities.
     The following table sets forth financial information with respect to our reportable segments:

	Year Ended December 31,
(In thousands)	2009	2008	2007
Operating revenues and earnings (losses) from unconsolidated affiliates from continuing operations: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$1,082,531	$1,878,441	$1,710,990
U.S. Land Well-servicing	412,243	758,510	715,414
U.S. Offshore	157,305	252,529	212,160
Alaska	204,407	184,243	152,490
Canada	298,653	502,695	545,035
International	1,265,097	1,372,168	1,094,802

Subtotal Contract Drilling (3)	3,420,236	4,948,586	4,430,891
Oil and Gas (4)(5)	(158,780)	(118,533)	155,476
Other Operating Segments (6)(7)	446,282	683,186	588,483
Other reconciling items (8)	(179,752)	(198,245)	(215,122)

Total	$3,527,986	$5,314,994	$4,959,728

Depreciation and amortization, and depletion: (1)
Contract Drilling:
U.S. Lower 48 Land Drilling	$226,875	$210, 764	$146,928
U.S. Land Well-servicing	69,557	65,050	57,245
U.S. Offshore	37,204	42,565	34,408
Alaska	29,946	21,710	14,889
Canada	65,883	67,373	63,271
International	208,949	172,066	121,985

Subtotal Contract Drilling	638,414	579,528	438,726
Oil and Gas	9,476	22,308	30,904
Other Operating Segments	30,542	38,903	35,203
Other reconciling items (8)	(1,915)	(4,064)	(4,260)

Total depreciation and amortization, and depletion	$676,517	$636,675	$500,573

	Year Ended December 31,
(In thousands)	2009	2008	2007
Adjusted income (loss) derived from operating activities from continuing operations: (1)(9)
Contract Drilling:
U.S. Lower 48 Land Drilling	$294,679	$628,579	$596,302
U.S. Land Well-servicing	28,950	148,626	156,243
U.S. Offshore	30,508	59,179	51,508
Alaska	62,742	52,603	37,394
Canada	(7,019)	61,040	87,046
International	365,566	407,675	332,283

Subtotal Contract Drilling (3)	775,426	1,357,702	1,260,776
Oil and Gas (4) (5)	(190,798)	(159,931)	101,672
Other Operating Segments (6) (7)	34,120	68,572	35,273
Other reconciling items (10)	(196,844)	(167,831)	(138,302)

Total adjusted income derived from operating activities	$421,904	$1,098,512	$1,259,419
Interest expense	(266,039)	(196,718)	(154,919)
Investment income (loss)	25,599	21,412	(16,290)
Gains (losses) on sales and retirements of long-lived assets and other (income) expense, net	(12,559)	(15,829)	(11,777)
Impairments and other charges (11)	(330,976)	(176,123)	(41,017)

Income (loss) from continuing operations before income taxes (1)	(162,071)	731,254	1,035,416
Income tax expense (benefit)	(133,803)	209,660	201,896

Income (loss) from continuing operations, net of tax	(28,268)	521,594	833,520
Income from discontinued operations, net of tax	(57,620)	(41,930)	31,762

Net income (loss)	(85,888)	479,664	865,282
Less: Net income (loss) attributable to noncontrolling interest	342	(3,927)	420

Net income (loss) attributable to Nabors	$(85,546)	$475,737	$865,702

	Year Ended December 31,
(In thousands)	2009	2008	2007
Capital expenditures and acquisitions of businesses: (12)
Contract Drilling:
U.S. Lower 48 Land Drilling	$327,269	$405,831	$728,465
U.S. Land Well-servicing	16,671	48,911	205,185
U.S. Offshore	48,694	82,574	49,270
Alaska	55,426	85,735	69,233
Canada	29,214	85,113	94,058
International	328,252	635,340	620,264

Subtotal Contract Drilling	805,526	1,343,504	1,766,475
Oil and Gas	184,185	191,937	113,224
Other Operating Segments	20,446	32,191	53,594
Other reconciling items (10) (17)	(19,870)	10,609	12,639

Total capital expenditures	$990,287	$1,578,241	$1,945,932

	December 31,
(In thousands)	2009	2008	2007
Total assets:
Contract Drilling: (13) (14)
U.S. Lower 48 Land Drilling	$2,609,101	$2,833,618	$2,544,629
U.S. Land Well-servicing	594,456	707,009	725,845
U.S. Offshore	440,556	480,324	452,505
Alaska	373,146	356,603	283,121
Canada	984,740	906,154	1,398,363
International	3,151,513	3,080,947	2,577,057

Subtotal Contract Drilling	8,153,512	8,364,655	7,981,520
Oil and Gas (15)	835,465	929,848	646,837
Other Operating Segments (16)	502,501	578,802	610,041
Other reconciling items (10) (17)	1,153,212	644,594	901,385

Total assets	$10,644,690	$10,517,899	$10,139,783

(1)	All information present the operating activities of oil and gas assets in the Horn River basin in Canada and in the Llanos basin in Colombia and the Sea Mar business as discontinued operations.

(2)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(3)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $9.7 million, $5.8 million and $5.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(4)	Includes our proportionate share of full-cost ceiling test writedowns recorded by our unconsolidated oil and gas joint ventures of $(189.3) million and $(207.3) million for the years ended December 31, 2009 and 2008, respectively.

(5)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(182.6) million, $(204.1) million and $(.6) million for the years ended December 31, 2009, 2008 and 2007, respectively.

(6)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(7)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $17.5 million, $5.8 million and $16.0 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(8)	Represents the elimination of inter-segment transactions.

(9)	Adjusted income (loss) derived from operating activities is computed by subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. Such amounts should not be used as a substitute for those amounts reported under GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures are an accurate reflection of the ongoing profitability of our Company. A reconciliation of this non-GAAP measure to income (loss) before income taxes, which is a GAAP measure, is provided within the above table.

(10)	Represents the elimination of inter-segment transactions and unallocated corporate expenses, assets and capital expenditures.

(11)	Represents impairments and other charges recorded during the years ended December 31, 2009, 2008 and 2007, respectively.

(12)	Includes the portion of the purchase price of acquisitions allocated to fixed assets and goodwill based on their fair market value.

(13)	Includes $49.8 million, $49.2 million and $47.3 million of investments in unconsolidated affiliates accounted for using the equity method as of December 31, 2009, 2008 and 2007, respectively.

(14)	Includes $21.4 million of investments in unconsolidated affiliates accounted for by the cost method of accounting as of December 31, 2007. There were no investments in unconsolidated affiliates accounted for by the cost method as of December 31, 2009 or 2008.

(15)	Includes $190.1 million, $298.3 million and $274.1 million investments in unconsolidated affiliates accounted for using the equity method as of December 31, 2009, 2008 and 2007, respectively.

(16)	Includes $65.8 million, $63.3 million and $62.0 million of investments in unconsolidated affiliates accounted for using the equity method as of December 31, 2009, 2008 and 2007, respectively.

(17)	Includes $.9 million of investments in unconsolidated affiliates accounted for using the cost method as of each of December 31, 2009 and 2008, respectively.
     The following table sets forth financial information with respect to Nabors’ operations by geographic area:

	Year Ended December 31,
(In thousands)	2009	2008	2007
Operating revenues and earnings (losses) from unconsolidated affiliates from continuing operations:
U.S.	$1,802,140	$3,306,064	$3,189,230
Outside the U.S.	1,725,846	2,008,930	1,770,498

	$3,527,986	$5,314,994	$4,959,728

Property, plant and equipment, net:
U.S.	$4,107,250	$4,059,697	$3,745,986
Outside the U.S.	3,538,800	3,272,262	2,923,027

	$7,646,050	$7,331,959	$6,669,013

Goodwill:
U.S.	$130,275	$130,275	$130,275
Outside the U.S.	33,990	45,474	238,157

	$164,265	$175,749	$368,432

Note 22 Condensed Consolidating Financial Information
     Nabors has fully and unconditionally guaranteed all of the issued public debt securities of Nabors Delaware, and Nabors and Nabors Delaware have fully and unconditionally guaranteed the 4.875% senior notes due August 2009 issued by Nabors Holdings 1, ULC, an unlimited liability company formed under the Companies Act of Nova Scotia, Canada and a subsidiary of Nabors (“Nabors Holdings”). On August 17, 2009, we paid $168.4 million to discharge the remaining balance of our 4.875% senior notes. Effective September 30, 2009, Nabors Holdings 1, ULC was amalgamated with Nabors Drilling Canada ULC, the successor company.
     The following condensed consolidating financial information is included so that separate financial statements of Nabors Delaware and Nabors Holdings are not required to be filed with the SEC. The condensed consolidating financial statements present investments in both consolidated and unconsolidated affiliates using the equity method of accounting.
     The following condensed consolidating financial information presents condensed consolidating balance sheets as of December 31, 2009 and 2008, statements of income (loss) for the years ended December 31, 2009, 2008 and 2007 and the consolidating statements of cash flows for the years ended December 31, 2009, 2008 and 2007 of (a) Nabors, parent/guarantor, (b) Nabors Delaware, issuer of public debt securities guaranteed by Nabors and guarantor of the 4.875% senior notes issued by Nabors Holdings, (c) Nabors Holdings, issuer of the 4.875% senior notes, (d) the non-guarantor subsidiaries, (e) consolidating adjustments necessary to consolidate Nabors and its subsidiaries and (f) Nabors on a consolidated basis.

Condensed Consolidating Balance Sheets

	December 31, 2009
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non-	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$11,702	$135	$—	$915,978	$—	$927,815
Short-term investments	—	—	—	163,036	—	163,036
Accounts receivable, net	—	—	—	724,040	—	724,040
Inventory	—	—	—	100,819	—	100,819
Deferred income taxes	—	—	—	125,163	—	125,163
Other current assets	50	(15,606)	—	151,347	—	135,791

Total current assets	11,752	(15,471)	—	2,180,383	—	2,176,664
Long-term investments and other receivables	—	—	—	100,882	—	100,882
Property, plant and equipment, net	—	46,473	—	7,599,577	—	7,646,050
Goodwill	—	—	—	164,265	—	164,265
Intercompany receivables	233,482	453,298	—	192,492	(879,272)	—
Investment in unconsolidated affiliates	4,923,949	5,110,430	—	2,168,884	(11,896,655)	306,608
Other long-term assets	—	29,952	—	220,269	—	250,221

Total assets	$5,169,183	$5,624,682	$—	$12,626,752	$(12,775,927)	$10,644,690

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	$—	$163	$—	$163
Trade accounts payable	20	8	—	226,395	—	226,423
Accrued liabilities	1,507	78,359	—	266,471	—	346,337
Income taxes payable	—	9,530	—	26,169	—	35,699

Total current liabilities	1,527	87,897	—	519,198	—	608,622
Long-term debt	—	3,939,896	—	709	—	3,940,605
Other long-term liabilities	—	3,446	—	236,611	—	240,057
Deferred income taxes	—	112,760	—	560,667	—	673,427
Intercompany payable	—	—	—	879,272	(879,272)	—

Total liabilities	1,527	4,143,999	—	2,196,457	(879,272)	5,462,711

Shareholders’ equity	5,167,656	1,480,683	—	10,415,972	(11,896,655)	5,167,656
Noncontrolling interest	—	—	—	14,323	—	14,323

Total equity	5,167,656	1,480,683	—	10,430,295	(11,896,655)	5,181,979

Total liabilities and equity	$5,169,183	$5,624,682	$—	$12,626,752	$(12,775,927)	$10,644,690

	December 31, 2008
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non-	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$8,291	$96	$1,259	$432,441	$—	$442,087
Short-term investments	—	—	—	142,158	—	142,158
Accounts receivable, net	—	—	—	1,160,768	—	1,160,768
Inventory	—	—	—	150,118	—	150,118
Deferred income taxes	—	(3,992)	—	32,075	—	28,083
Other current assets	136	60,090	376	182,777	—	243,379

Total current assets	8,427	56,194	1,635	2,100,337	—	2,166,593
Long-term investments and other receivables	—	—	—	239,952	—	239,952
Property, plant and equipment, net	—	49,917	—	7,282,042	—	7,331,959
Goodwill	—	—	—	175,749	—	175,749
Intercompany receivables	185,626	1,177,864	135,284	36,715	(1,535,489)	—
Investment in unconsolidated affiliates	4,718,604	4,388,439	378,237	2,527,973	(11,601,526)	411,727
Other long-term assets	—	20,874	401	170,644	—	191,919

Total assets	$4,912,657	$5,693,288	$515,557	$12,533,412	$(13,137,015)	$10,517,899

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	$224,829	$201	$—	$225,030
Trade accounts payable	755	79	—	424,074	—	424,908
Accrued liabilities	7,796	31,773	4,151	323,673	—	367,393
Income taxes payable	—	135,992	36	(24,500)	—	111,528

Total current liabilities	8,551	167,844	229,016	723,448	—	1,128,859
Long-term debt	—	3,599,404	—	1,129	—	3,600,533
Other long-term liabilities	—	—	—	247,560	—	247,560
Deferred income taxes	—	117,125	(333)	505,731	—	622,523
Intercompany payable	—	—	—	1,535,489	(1,535,489)	—

Total liabilities	8,551	3,884,373	228,683	3,013,357	(1,535,489)	5,599,475

Shareholders’ equity	4,904,106	1,808,915	286,874	9,505,737	(11,601,526)	4,904,106
Noncontrolling interest	—	—	—	14,318	—	14,318

Total equity	4,904,106	1,808,915	286,874	9,520,055	(11,601,526)	4,918,424

Total liabilities and equity	$4,912,657	$5,693,288	$515,557	$12,533,412	$(13,137,015)	$10,517,899

Condensed Consolidating Statements of Income (Loss)

	Year Ended December 31, 2009
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non-	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Revenues and other income:
Operating revenues	$—	$—	$—	$3,683,419	$—	$3,683,419
Earnings (losses) from unconsolidated affiliates	—	—	—	(155,433)	—	(155,433)
Earnings (losses) from consolidated affiliates	(74,204)	(316,443)	(86,751)	(441,133)	918,531	—
Investment income (loss)	58	2,357	101	23,083	—	25,599
Intercompany interest income	—	66,150	5,558	—	(71,708)	—

Total revenues and other income	(74,146)	(247,936)	(81,092)	3,109,936	846,823	3,553,585

Costs and other deductions:
Direct costs	—	—	—	2,001,404	—	2,001,404
General and administrative expenses	28,350	336	1	400,044	(570)	428,161
Depreciation and amortization	—	3,594	—	663,506	—	667,100
Depletion	—	—	—	9,417	—	9,417
Interest expense	—	288,715	5,634	(28,310)	—	266,039
Intercompany interest expense	—	—	—	71,708	(71,708)	—
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	(16,950)	4,145	5,069	37,972	(17,677)	12,559
Impairments and other charges	—	—	—	330,976	—	330,976

Total costs and other deductions	11,400	296,790	10,704	3,486,717	(89,955)	3,715,656

Income (loss) from continuing operations before income taxes	(85,546)	(544,726)	(91,796)	(376,781)	936,778	(162,071)
Income tax expense (benefit)	—	(84,465)	15,744	(65,082)	—	(133,803)

Income (loss) from continuing operations, net of tax	(85,546)	(460,261)	(107,540)	(311,699)	936,778	(28,268)
Income (loss) from discontinued operations, net of tax	—	—	—	(57,620)	—	(57,620)

Net income (loss)	(85,546)	(460,261)	(107,540)	(369,319)	936,778	(85,888)
Less: Net (income) loss attributable to noncontrolling interest	—	—	—	342	—	342

Net income (loss) attributable to Nabors	$(85,546)	$(460,261)	$(107,540)	$(368,977)	$936,778	$(85,546)

	Year Ended December 31, 2008
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non-	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Revenues and other income:
Operating revenues	$—	$—	$—	$5,507,542	$—	$5,507,542
Earnings (losses) from unconsolidated affiliates	—	—	—	(192,548)	—	(192,548)
Earnings (losses) from consolidated affiliates	490,138	197,934	19,335	130,981	(838,388)	—
Investment income (loss)	364	2,373	3	18,672	—	21,412
Intercompany interest income	4,000	70,017	11,840	—	(85,857)	—

Total revenues and other income	494,502	270,324	31,178	5,464,647	(924,245)	5,336,406

Costs and other deductions:
Direct costs	—	—	—	3,100,613	—	3,100,613
General and administrative expenses	21,191	494	32	458,792	(1,315)	479,194
Depreciation and amortization	—	3,901	—	610,466	—	614,367
Depletion	—	—	—	22,308	—	22,308
Interest expense	—	197,145	11,440	(11,867)	—	196,718
Intercompany interest expense	—	—	—	85,857	(85,857)	—
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	(2,426)	(5,045)	27,444	(5,459)	1,315	15,829
Impairments and other charges	—	—	—	176,123	—	176,123

Total costs and other deductions	18,765	196,495	38,916	4,436,833	(85,857)	4,605,152

Income (loss) from continuing operations before income taxes	475,737	73,829	(7,738)	1,027,814	(838,388)	731,254
Income tax expense (benefit)	—	(45,920)	(2,477)	258,057	—	209,660

Income (loss) from continuing operations, net of tax	475,737	119,749	(5,261)	769,757	(838,388)	521,594
Income (loss) from discontinued operations, net of tax	—	—	—	(41,930)	—	(41,930)

Net income (loss)	475,737	119,749	(5,261)	727,827	(838,388)	479,664
Less: Net (income) loss attributable to noncontrolling interest	—	—	—	(3,927)	—	(3,927)

Net income (loss) attributable to Nabors	$475,737	$119,749	$(5,261)	$723,900	$(838,388)	$475,737

	Year Ended December 31, 2007
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non-	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Revenues and other income:
Operating revenues	$—	$—	$—	$4,938,748	$—	$4,938,748
Earnings (losses) from unconsolidated affiliates	—	—	—	20,980	—	20,980
Earnings (losses) from consolidated affiliates	849,339	503,713	17,632	478,381	(1,849,065)	—
Investment income (loss)	687	146	—	(17,123)	—	(16,290)
Intercompany interest income	3,989	85,550	2	—	(89,541)	—

Total revenues and other income	854,015	589,409	17,634	5,420,986	(1,938,606)	4,943,438

Costs and other deductions:
Direct costs	—	—	—	2,763,462	—	2,763,462
General and administrative expenses	17,085	144	17	419,565	(537)	436,274
Depreciation and amortization	—	2,539	—	467,130	—	469,669
Depletion	—	—	—	30,904	—	30,904
Interest expense	—	152,374	11,456	(8,911)	—	154,919
Intercompany interest expense	6,260	—	—	83,281	(89,541)	—
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	(8)	1,377	—	9, 871	537	11,777
Impairments and other charges	—	—	—	41,017	—	41,017

Total costs and other deductions	23,337	156,434	11,473	3,806,319	(89,541)	3,908,022

Income (loss) from continuing operations before income taxes	830,678	432,975	6,161	1,614,667	(1,849,065)	1,035,416
Income tax expense (benefit)	—	(26,172)	1,971	226,097	—	201,896

Income (loss) from continuing operations, net of tax	830,678	459,147	4,190	1,388,570	(1,849,065)	833,520
Income (loss) from discontinued operations, net of tax	35,024	35,024	—	66,786	(105,072)	31,762

Net income (loss)	865,702	494,171	4,190	1,455,356	(1,954,137)	865,282
Less: Net (income) loss attributable to noncontrolling interest	—	—	—	420	—	420

Net income (loss) attributable to Nabors	$865,702	$494,171	$4,190	$1,455,776	$(1,954,137)	$865,702

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2009
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non-	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Net cash provided by (used for) operating activities	$40,589	$646,645	$608	$1,089,086	$(159,956)	$1,616,972

Cash flows from investing activities:
Purchases of investments	—	—	—	(32,674)	—	(32,674)
Sales and maturities of investments	—	—	—	57,033	—	57,033
Investment in unconsolidated affiliates	—	—	—	(125,076)	—	(125,076)
Capital expenditures	—	—	—	(1,093,435)	—	(1,093,435)
Proceeds from sales of assets and insurance claims	—	—	—	31,375	—	31,375
Proceeds from sale of consolidated affiliates	—	—	239,421	(239,421)	—	—
Cash paid for investments in consolidated affiliates	(46,912)	(900,000)	—	—	946,912	—

Net cash provided by (used for) investing activities	(46,912)	(900,000)	239,421	(1,402,198)	946,912	(1,162,777)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	—	—	—	(18,157)	—	(18,157)
Proceeds from long-term debt	—	1,124,978	—	—	—	1,124,978
Debt issuance costs	—	(8,832)	—	—	—	(8,832)
Intercompany debt	—	—	143,859	(143,859)	—	—
Proceeds from issuance of common shares	11,249	—	—	—	—	11,249
Reduction in long-term debt	—	(856,203)	(225,191)	(407)	—	(1,081,801)
Repurchase of equity component of convertible debt	—	(6,586)	—	—	—	(6,586)
Purchase of restricted stock	(1,515)	—	—	—	—	(1,515)
Tax benefit related to share-based awards	—	37	—	—	—	37
Cash dividends paid	—	—	(159,956)	—	159,956	—
Proceeds from parent contributions	—	—	—	946,912	(946,912)	—

Net cash (used for) provided by financing activities	9,734	253,394	(241,288)	784,489	(786,956)	19,373

Effect of exchange rate changes on cash and cash equivalents	—	—	—	12,160	—	12,160

Net (decrease) increase in cash and cash equivalents	3,411	39	(1,259)	483,537	—	485,728
Cash and cash equivalents, beginning of period	8,291	96	1,259	432,441	—	442,087

Cash and cash equivalents, end of period	$11,702	$135	$—	$915,978	$—	$927,815

	Year Ended December 31, 2008
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non-	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Net cash provided by (used for) operating activities	$39,987	$287,628	$(162,293)	$1,455,628	$(158,126)	$1,462,824

Cash flows from investing activities:
Purchases of investments	—	—	—	(269,983)	—	(269,983)
Sales and maturities of investments	—	—	—	521,613	—	521,613
Cash paid for acquisitions of businesses, net	—	—	—	(287)	—	(287)
Investment in unconsolidated affiliates	—	—	—	(271,309)	—	(271,309)
Capital expenditures	—	(16,817)	—	(1,490,162)	—	(1,506,979)
Proceeds from sales of assets and insurance claims	—	—	—	69,842	—	69,842
Cash paid for investments in consolidated affiliates	(85,927)	(150,626)	—	(163,548)	400,101	—

Net cash provided by (used for) investing activities	(85,927)	(167,443)	—	(1,603,834)	400,101	(1,457,103)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	—	—	—	23,858	—	23,858
Proceeds from long-term debt	—	962,901	—	—	—	962,901
Debt issuance costs	—	(7,324)	—	—	—	(7,324)
Proceeds from issuance of common shares	56,633	—	—	(3)	—	56,630
Reduction in long-term debt	—	(836,431)	—	(80)	—	(836,511)
Repurchase of common shares	—	(247,357)	—	(33,744)	—	(281,101)
Purchase of restricted stock	(13,061)	—	—	—	—	(13,061)
Tax benefit related to share-based awards	—	5,369	—	—	—	5,369
Cash dividends paid	—	—	—	(158,126)	158,126	—
Proceeds from parent contributions	—	—	163,548	236,553	(400,101)	—

Net cash (used for) provided by financing activities	43,572	(122,842)	163,548	68,458	(241,975)	(89,239)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(5,701)	—	(5,701)

Net (decrease) increase in cash and cash equivalents	(2,368)	(2,657)	1,255	(85,449)	—	(89,219)
Cash and cash equivalents, beginning of period	10,659	2,753	4	517,890	—	531,306

Cash and cash equivalents, end of period	$8,291	$96	$1,259	$432,441	$—	$442,087

	Year Ended December 31, 2007
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non-	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Net cash provided by (used for) operating activities	$(6,213)	$142,469	$(16,111)	$1,280,248	$(5,484)	$1,394,909

Cash flows from investing activities:
Purchases of investments	—	—	—	(378,318)	—	(378,318)
Sales and maturities of investments	—	926	—	859,459	—	860,385
Cash paid for acquisitions of businesses, net	—	—	—	(8,391)	—	(8,391)
Investment in unconsolidated affiliates	—	—	—	(278,100)	—	(278,100)
Capital expenditures	—	(24,711)	—	(2,014,469)	—	(2,039,180)
Proceeds from sales of assets and insurance claims	—	—	—	356,387	—	356,387
Cash paid for investments in consolidated affiliates	—	(120,484)	—	(16,107)	136,591	—

Net cash provided by (used for) investing activities	—	(144,269)	—	(1,479,539)	136,591	(1,487,217)

Cash flows from financing activities:
Decrease in cash overdrafts	—	—	—	(38,416)	—	(38,416)
Proceeds from long-term debt	(57,811)	—	—	57,811	—	—
Proceeds from issuance of common shares	61,620	—	—	—	—	61,620
Repurchase of common shares	—	—	—	(102,451)	—	(102,451)
Purchase of restricted stock	(1,811)	—	—	—	—	(1,811)
Tax benefit related to share-based awards	—	2,159	—	—	—	2,159
Cash dividends paid	—	—	—	(5,484)	5,484	—
Proceeds from parent contributions	—	—	16,107	120,484	(136,591)	—

Net cash (used for) provided by financing activities	1,998	2,159	16,107	31,944	(131,107)	(78,899)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	1,964	—	1,964

Net (decrease) increase in cash and cash equivalents	(4,215)	359	(4)	(165,383)	—	(169,243)

Cash and cash equivalents, beginning of period	14,874	2,394	8	683,273	—	700,549

Cash and cash equivalents, end of period	$10,659	$2,753	$4	$517,890	$—	$531,306